Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT dated as of December 15, 2003 is made and entered into by and among RADIANT SYSTEMS, INC., a Georgia corporation (“Purchaser”), IBERTECH, INC., a Texas corporation (“Ibertech”), IBERTECH CAPITAL, INC., a Delaware corporation (“Ibertech Capital”), IBERTECH INTERNATIONAL, a Cayman Island corporation (“Ibertech International”), ALOHA SYSTEMS EUROPE, GMBH, a German corporation (“Aloha Europe”), ALOHA POS SERVICES SDN. BHD., a Malaysian corporation (“Aloha POS”), ALOHA TECHNOLOGIES, LTD., a Texas limited partnership (“Aloha Technologies”), and MANNY NEGREIRO, BRIAN COOK and JIM HEFFEL (each, an individual resident of Texas) (collectively, the “Shareholders”). Ibertech, Ibertech Capital, Ibertech International, Aloha Europe, Aloha POS, and Aloha Technologies are hereinafter sometimes referred to collectively as the “Sellers” and each individually as a “Seller.” Ibertech, in its capacity as agent for the Sellers pursuant to Section 1.07 below, is sometimes referred to herein as the “Sellers’ Agent.” Capitalized terms not otherwise defined herein have the meanings set forth in Section 10.01.

WHEREAS, the Sellers are engaged in the business of developing, marketing, licensing and selling software services and hardware in the hospitality and property management marketplaces (the “Business”); and

WHEREAS, the Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from the Sellers, substantially all of the assets of the Sellers relating to the operation of the Business, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of the Sellers relating to the Business, all on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF ASSETS AND CLOSING

1.01 Assets.

(a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, free and clear of all Liens other than Permitted Liens, all of such Seller’s right, title and interest in, to and under the assets and properties of such Seller used or held for use in connection with the Business, as the same shall exist on the Closing Date (all such assets and properties purchased from all such Sellers, hereinafter collectively, the “Assets”) including, without limitation, the following assets, but specifically excluding the Excluded Assets, as such term is defined in Section 1.01(b):

(i) Real Property Leases. The leases of real property described in Section 1.01(a)(i) of the Disclosure Schedule as to which a Seller is the lessee or sublessee, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such lease and sublease (the leases described above, the “Real Property Leases”);

(ii) Inventory. All inventories of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers’ premises on consignment, in each case, which are used or held for use by any Seller (directly or indirectly through a Subsidiary) in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of any Seller against suppliers of such inventories, but excluding any of the foregoing which are used or held for use by any Seller (directly or indirectly through a Subsidiary) on consignment from a third party (the “Inventory”);

(iii) Tangible Personal Property. All equipment, machinery and other tangible personal property (other than Inventory) used or held for use in the conduct of the Business at the locations at which the Business is conducted or at customers’ premises on consignment, or otherwise used or held for use by any Seller (directly or indirectly through a Subsidiary) in the conduct of the Business (including but not limited to the items listed in Section 1.01(a)(iii) of the Disclosure Schedule), including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (the “Tangible Personal Property”);

(iv) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of indebtedness relating to, and rights to receive payments arising out of, sales occurring in the conduct of the Business, including any rights of any Seller (or a Subsidiary) with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith (the “Accounts Receivable”);

(v) Personal Property Leases. All leases of Tangible Personal Property used in the conduct of the Business, including without limitation those described in Section 1.01(a)(v) of the Disclosure Schedule, as to which any Seller (or a Subsidiary) is the lessee or sublessee, together with any options to purchase the underlying property (the leases and subleases described above, the “Personal Property Leases”);

(vi) Business Contracts. All Contracts (other than the Real Property Leases and the Personal Property Leases) to which any Seller (or a Subsidiary) is a party and which are utilized in the conduct of the Business, including without limitation Contracts relating to suppliers, sales representatives, distributors, customers, purchase orders, licensees, licensors, consignment arrangements relating to any inventory excluded from

Inventory pursuant to Section 1.01(a)(ii), marketing arrangements and manufacturing arrangements (the “Business Contracts”);

(vii) Prepaid Expenses. All prepaid expenses relating to the Business, including without limitation, those identified in Section 1.01(a)(vii) of the Disclosure Schedule (the “Prepaid Expenses”);

(viii) Intellectual Property Assets. All Intellectual Property used or held for use in the conduct of the Business (including Seller’s or any Subsidiary’s goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Assets, including but not limited to the items listed in Section 1.01(a)(viii) of the Disclosure Schedule (the “Intellectual Property Assets”);

(ix) Licenses. All Licenses (including applications therefor) utilized in the conduct of the Business, including but not limited to the Licenses listed in Section 1.01(a)(ix) of the Disclosure Schedule, to the extent transferable (the “Business Licenses”);

(x) Deposits. All deposits (including security deposits) deposited by or on behalf of any Seller as lessee or sublessee under the Real Property Lease or with respect to any Personal Property Lease, Business Contract or Business License;

(xi) Books and Records. All Books and Records used or held for use in the conduct of the Business or otherwise relating to the Assets, other than the minute books, stock transfer books and corporate seals of the Sellers (the “Business Books and Records”);

(xii) Insurance Policies. All casualty, liability or other policies of insurance maintained by or on behalf of any Seller (or any Subsidiary) and rights thereunder and all rights under self insurance programs maintained or established with respect to the Business, except for (A) insurance policies or proceeds relating to Retained Liabilities, (B) insurance policies maintained by or on behalf of any Seller for the Business together with other businesses of such Seller and (C) life insurance policies maintained by any Seller on the life of a Management Shareholder;

(xiii) Furniture and Fixtures. All furniture, fixtures and equipment of any Seller relating to the Business;

(xiv) Claims. All claims, warranties, guaranties, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, other than those relating exclusively to the Excluded Assets or the Retained Liabilities; and

(xv) Other Assets and Properties. All other assets and properties of any Seller used or held for use in connection with the Business except as otherwise provided in Section 1.01(b) (the “Other Assets”).

(b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, (i) all cash, commercial paper, certificates of deposit, treasury bills and other cash equivalents and marketable securities, (ii) all Stock of the Subsidiaries that is owned, directly or indirectly, of record or beneficially, by any Seller, (iii) any Books and Records in respect of Taxes not assumed by the Purchaser and (iv) the assets and properties used or held for use by any Seller (directly or indirectly through a Subsidiary) in the conduct of the Business listed in Section 1.01(b) of the Disclosure Schedule (the “Excluded Assets”) shall be excluded from and shall not constitute Assets.

1.02 Liabilities.

(a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the following obligations of the Sellers arising in connection with the operation of the Business, as the same shall exist on the Closing Date (the “Assumed Liabilities”), and no others:

(i) Real Property Lease Obligations. All obligations and amounts owed by any Seller under the Real Property Leases, other than such obligations and amounts owed that arise from or relate to any breach of any Real Property Lease by any Seller, whether occurring as a result of the Contemplated Transactions or otherwise;

(ii) Personal Property Lease Obligations. All obligations and amounts owed by any Seller under the Personal Property Leases, other than such obligations and amounts owed that arise from or relate to any breach of any Personal Property Lease by any Seller, whether occurring as a result of the Contemplated Transactions or otherwise;

(iii) Obligations under Business Contracts. All obligations and amounts owed by any Seller under (A) those Business Contracts that are listed in Section 2.18(a)(iii) (other than shareholder agreements, partnership agreements or similar Contracts), (iv), (ix) and (x) of the Disclosure Schedule (as updated at Closing) and that are listed in each place where required to be listed, (B) any Business Contract that is not required to be listed in Section 2.18(a) of the Disclosure Schedule if such Business Contract was entered into in the ordinary course of business consistent with past practice and is properly reflected on the Final Balance Sheet as a Liability (to the extent required to be reflected thereon by GAAP, consistently applied with the past practices of the Sellers), other than such obligations and amounts owed that arise from or relate to any breach of any Business Contract by any Seller, whether occurring as a result of the Contemplated Transactions or otherwise; or (C) the payment obligations of Ibertech International under Section 2.1(b) of that certain Asset Purchase Agreement by and between Ibertech International and FABCO Systems, Inc. (the “FABCO Earn-Out Obligations”);

(iv) Obligations under Business Licenses. All obligations and amounts owed by any Seller under the Business Licenses listed in Sections 1.01(a)(ix) of the Disclosure Schedule, other than such obligations and amounts owed that arise from or relate to any breach of any Business Contract by any Seller, whether occurring as a result of the Contemplated Transactions or otherwise;

(v) Accounts Payable. All trade and other accounts payable of any Seller related to the Business incurred in the ordinary course of business consistent with past practice that is either (A) identified in Section 1.02(a)(v) of the Disclosure Schedule (as updated by the Sellers as of a date (the “Cut-Off Date”) no earlier than two (2) Business Days prior the Closing to reflect such obligations incurred in the ordinary course of business between the date hereof and the Cut-Off Date), or (B) (I) incurred on or after the Cut-Off Date, (II) reflected in the Final Statement of Net Assets and (III) described in the supporting detail to the Final Statement of Net Assets by reference to the obligee, the nature of the liability (including the Business Contract, if applicable, to which it relates) and the amount owed;

(vi) Certain Taxes. Amounts owed by any Seller for the following Taxes (exclusive of any penalties, interest or protest costs relating to any delinquency or deficiency in payment existing as of the Closing Date), but only to the extent accrued as a Liability on the Final Statement of Net Assets and described in the supporting detail to the Final Statement of Net Assets by reference to the taxing authority, the nature of the Tax and the amount owed: (a) personal property taxes, (b) real property taxes, (c) payroll and withholding taxes, (d) sales and use taxes, and (e) franchise taxes.

(vii) Other Liabilities. Each of the liabilities of the Sellers related to the operation of the Business arising in the ordinary course of business consistent with past practice and identified either in Section 1.02(a)(vii) of the Disclosure Schedule (as updated by the Sellers prior to Closing to reflect such obligations incurred between the date hereof and the Closing Date to the extent Known by the Sellers as of the Closing Date) or the supporting detail to the Final Statement of Net Assets (to the extent not Known by the Sellers as of the Closing Date), in either case by reference to the obligee, the nature of the liability (including the Business Contract, if applicable, to which it relates) and the amount owed, but in the case of each such liability, limited to the amount set forth with respect to such liability in Section 1.02(a)(vii) of the Disclosure Schedule or such supporting detail, as the case may be.

(b) Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the Contemplated Transactions, and shall have no liability for, any Liabilities of any Seller (including, without limitation, those related to the Business) of any kind, character or description whatsoever, including, without limitation, and notwithstanding Section 1.02 above, all liabilities and obligations of Seller (i) with respect to Taxes resulting from or in any way connected with the assets of Seller or Seller’s operation of the Business (including any Taxes resulting from or in any way connected with the transactions contemplated by this Agreement), except as specifically assumed by Purchaser pursuant to Section 1.02(a)(vi) above, (ii) arising out of or in any way connected with pending or threatened litigation resulting from or in any way connected with the operation of the Business prior to the Closing, whether or not disclosed to Purchaser, including accrued fees, if any, of counsel in respect thereof, (iii) for violation by any Seller of any statute, ordinance, regulation, order, judgment or decree, (iv) under any Contract of any Seller as to which each Seller’s rights, benefits and privileges are not transferred and assigned to Purchaser at the Closing, pursuant to the terms of this Agreement, (v) arising out of or in respect of any transaction of any Seller accruing after the Closing, (vi) owed to any Seller’s shareholders or any affiliate of a Seller or its shareholders (other than rents payable arising under the Real Property Lease relating to 1320 Tennis Drive, Bedford, Texas, and amounts payable for reimbursement of business expenses incurred by employees in the ordinary course of business consistent with past practices, in each case to the extent specifically assumed pursuant to Section 1.02(a)), (vii) arising out of any Seller’s breach of this Agreement including any representation or warranty contained herein, (viii) with respect to accrued or contingent benefits or other Liabilities under any Benefit Plans, except for benefits that become payable after the Closing under the Assumed Plans (as defined in Section 4.09 below), (ix) arising from or relating to any claims by or on behalf of present or former employees of any Seller in respect of severance pay or benefits or termination pay or benefits and similar obligations relating to the termination of such employees’ employment with any Seller or Purchaser’s refusal to hire the same (other than pursuant to an offer made under Section 4.09 below), (x) arising from or relating to any services provided to the Sellers or any Shareholder by Woodard M&A, LLP, or (xi) arising out of any obligation of any Seller to pay contingent or “earn-out” consideration with respect to any prior acquisition (other than the FABCO Earn-Out Obligations) (the “Retained Liabilities”). The Sellers shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities, provided that the Sellers shall have the ability to contest, in good faith, any such claim of liability asserted in respect thereof by any Person.

1.03 Purchase Price and Payment; Allocation.

(a) Purchase Price. The aggregate purchase price for the Assets (the “Purchase Price”) shall be comprised of: (i) the sum of eleven million dollars ($11,000,000), subject to adjustment pursuant to subsection (b) below, payable in immediately available funds at the Closing (the “Cash Portion”); (ii) the sum of seventeen million dollars ($17,000,000), subject to adjustment pursuant to subsection (b) below, payable by delivery at the Closing of a promissory note (the “First Note”) in the form attached as Exhibit A; (iii) the sum of one million seven hundred thousand dollars ($1,700,000) payable by delivery at the Closing of a promissory note (the “Second Note”) in the form attached as Exhibit B, (iv) 2,353,846 restricted shares of Common Stock (the “Restricted Shares”); and (v) Purchaser’s assumption of the Assumed Liabilities pursuant to Section 1.02(a) above. The First Note, the Second Note and the Restricted Shares shall all be issued to Sellers’ Agent, as agent of the Sellers to be held for the benefit of the Sellers in accordance with Section 1.03(a) of the Disclosure Schedule. The Purchase Price shall be allocated among the Sellers in accordance with the allocation set forth on Section 1.03(a) of the Disclosure Schedule.

(b) Purchase Price Adjustments.

(i) The principal amount of the First Note shall be determined on the Closing Date based on the Interim Statement of Net Assets prepared pursuant to subsection (b)(ii) below and shall be adjusted following the Closing based on the Final Statement of Net Assets prepared pursuant to subsection (b)(iii)-(v) below. In each case, the principal amount of the First Note shall be determined as follows:

(A) If the Net Assets of the Sellers reflected on the Interim Statement of Net Assets or the Final Statement of Net Assets, as the case may be, is less than $2,000,000, the amount of the Purchase Price payable by the First Note shall be decreased (from the original $17,000,000) by the amount of such deficiency.

(B) If the Net Assets of the Sellers reflected on the Interim Statement of Net Assets or the Final Statement of Net Assets, as the case may be, is greater than $2,000,000, the amount of the Purchase Price payable by the First Note shall be increased (from the original $17,000,000) by the amount of such excess.

(C) As used in this Agreement, the term “Net Assets” means the difference between (x) the net book value of the Assets (but not the Excluded Assets) as reflected on the consolidated balance sheet of the Sellers as of the date of determination, and (y) the aggregate amount of the Assumed Liabilities (but not the Retained Liabilities) accrued on the consolidated balance sheet of the Sellers as of the date of determination; provided that the following rules and adjustments shall apply:

(I) The total amount of unamortized capitalized software costs included in Net Assets shall be $2,801,047, regardless of the date of determination or the actual amount of such unamortized capitalized software costs;

(II) Revenue recognized by the Sellers on or prior to September 26, 2003 shall be included in Net Assets without adjustment and will not be included in deferred revenue liabilities, except to the extent any such revenue was recognized as a result of mathematical error, and any adjustments to revenue recognized on or prior to such date proposed by Purchaser and subsequently agreed to between the parties or finally determined by the Independent Accountant (the “2003 Recognition Adjustments”) shall be subject to indemnification in accordance with the guidelines and limitations set forth in Section 4.20 but shall not be included in the preparation of the Final Statement of Net Assets;

(III) Any adjustments made to revenue recognized by the Sellers after September 26, 2003, shall be included in the preparation of the Final Statement of Net Assets but shall be made in accordance with the guidelines and limitations set forth in Section 4.20, but such guidelines and limitations shall not apply to the extent that Sellers’ Revenue Recognition practices after September 26, 2003, differed from their historical practices; and

(IV) Net Assets will include an amount for the aggregate Accounts Receivable of the Sellers transferred to Purchaser without a reserve for uncollectible accounts (the “Total Receivable Amount”);

(ii) Prior to the Closing, the Sellers’ Agent shall prepare a consolidated balance sheet of the Sellers as of November 30, 2003 (the “Interim Balance Sheet”). The Interim Balance Sheet shall be prepared from the books and records of the Sellers, and, in all material respects, in accordance with GAAP and the past practices of Sellers (to the extent consistent with GAAP), excluding normal year-end adjustments. Based on the Interim Balance Sheet, Sellers’ Agent shall prepare a statement of Net Assets as of November 30, 2003 (the “Interim Statement of Net Assets”). Purchaser (and its certified public accountant) shall have the right to participate in the preparation of the Interim Balance Sheet and the Interim Statement of Net Assets and to review fully all work papers relating thereto in order to confirm that the Interim Balance Sheet and the Interim Statement of Net Assets have been prepared in accordance with this subsection (b)(ii).

(iii) As soon as practicable following the Closing, Purchaser shall prepare a consolidated balance sheet of the Sellers as of the Closing Date (the “Final Balance Sheet”). The Final Balance Sheet shall be prepared from the books and records of the Sellers in accordance with GAAP and the past practices of Sellers (to the extent consistent with GAAP), including normal year-end adjustments. Based on the Final Balance Sheet, the Purchaser shall prepare a statement of Net Assets as of the Closing Date (the “Final Statement of Net Assets”). Upon completion thereof, the Purchaser shall deliver to the Sellers’ Agent the Final Balance Sheet and the Final Statement of Net Assets, together with all work papers relating thereto, and Purchaser’s final proposed adjustments to Sellers’ revenue recognition accounting for the period ending September 26, 2003 (the “2003 Recognition Adjustments”). If, within fifteen (15) days following such delivery, Sellers’ Agent fails to deliver to Purchaser a notice stating in reasonable detail any objections the Sellers’ Agent may have with respect to the Final Balance Sheet, the Final Statement of Net Assets and the 2003 Recognition Adjustments (the “Dispute Notice”), Sellers’ Agent shall be deemed to have accepted the Final Balance Sheet, the Final Statement of Net Assets and the Recognition Adjustments as delivered by Purchaser.

(iv) If there is a dispute regarding the Final Balance Sheet, the Final Statement of Net Assets or the 2003 Recognition Adjustments, the Sellers’ Agent and Purchaser shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following Purchaser’s receipt of the Dispute Notice, such dispute remains unresolved, Purchaser and the Sellers’ Agent will jointly engage a nationally-recognized accounting firm mutually satisfactory to the Purchaser and the Sellers’ Agent or, if they cannot agree, an independent accounting firm of 200 or more accountants chosen by lot (with each of Purchaser and the Sellers’ Agent having the right to select two of such firms (which cannot be the auditor for either Purchaser or any Seller) and to strike one such firm chosen by the other party) (the “Independent Accountant”) to resolve such dispute in accordance with this Agreement, and the decision of such firm shall be final and binding on the parties hereto. All fees and expenses of the Independent Accountant incurred in connection with such resolution shall be shared equally by Purchaser and the Sellers’ Agent.

(v) The Business Unit will undertake collection efforts for the Accounts Receivable from and after the Closing. On or before January 15, 2005 Purchaser will provide Sellers’ Agent with a notice (the “Purchaser’s Notice”) stating the actual amount collected in respect of the Accounts Receivables from the Closing Date to December 31, 2004 (the “Total Collection Amount”). Purchaser shall permit Sellers’ Agent to inspect such supporting documentation as Sellers’ Agent reasonably requests to evidence the collection of the Accounts Receivable. If the Total Collection Amount is less than the Total Receivable Amount (as stated on the Final Statement of Net Assets), then the principal amount of the First Note will be decreased by the amount of such deficiency. The amount of the deficiency shall be reduced by the amount of any deferred revenue reflected on the Final Statement of Net Assets and which is attributable to any amounts in respect of Accounts Receivable that are not collected, provided that Purchaser has not performed any obligations with respect to such item of deferred revenue. If Sellers’ Agent disputes the Total Collection Amount, Sellers’ Agent shall give Purchaser written notice of such dispute within fifteen (15) days following receipt of the Purchaser’s Notice. Thereafter, the Sellers’ Agent and Purchaser shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following Sellers’ Agent receipt of the Purchaser’s Notice, such adjustment still remains disputed, Purchaser and the Seller will jointly engage a nationally-recognized accounting firm mutually satisfactory to the Purchaser and the Sellers’ Agent or, if they cannot agree, an independent accounting firm of 200 or more accountants chosen by lot (with each of Purchaser and the Sellers’ Agent having the right to select two of such firms (which cannot be the auditor for either Purchaser or any Seller) and to strike one such firm chosen by the other party) (the “Independent Auditor”) to resolve such dispute regarding such adjustment in accordance with this Agreement, and the decision of such firm shall be final and binding on the parties hereto. All fees and expenses of the Independent Auditor incurred in connection with such resolution shall be shared equally by Purchaser and the Sellers’ Agent.

(vii) Any post-Closing adjustment to the First Note resulting from the Final Statement of Net Assets or the provisions of subsection (b)(v) above shall be made within three (3) Business Days after the earlier of the agreement of the parties on the amount of such adjustment or the date on which a written notice of any resolution of such amount has been given by the Independent Accountant or the Independent Auditor, as the case may be, to the parties hereunder, but in any case such adjustment shall be deemed to have occurred as of the Closing Date. Within such three-Business Day period, the Sellers shall cause the First Note to be submitted to Purchaser for cancellation. Upon Purchaser’s receipt of the First Note properly endorsed for cancellation, Purchaser shall issue a replacement promissory note in substantially the same form as the original First Note, but modified to reflect any changes in the principal amount or the payment terms of the First Note resulting from such adjustment, and thereafter all references herein to the “First Note” shall be deemed to refer to such replacement note.

(c) Allocation of Purchase Price. The parties hereto acknowledge and agree that the transactions contemplated hereunder must be reported in accordance with Section 1060 of the Code. The parties hereto agree to report the transactions contemplated hereunder for all purposes in accordance with the purchase consideration allocation set forth on Schedule 1.03(c), subject to the post-Closing adjustments described on such Schedule. Each party hereto agrees (i) to complete jointly and to file separately Form 8594 with its Federal income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs and (ii) that no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation (as so adjusted) without the consent of the other party.

1.04 Closing. The Closing will take place at the offices of Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309-3592, or at such other place as Purchaser and the Sellers’ Agent mutually agree, at 10:00 A.M., local time, on the Closing Date. At the Closing, Purchaser will (i) pay the Cash Portion of the Purchase Price by wire transfer of immediately available funds to such accounts as the Sellers’ Agent may reasonably direct by written notice delivered to Purchaser by the Sellers’ Agent at least two (2) Business Days before the Closing Date, (ii) execute and deliver to Sellers’ Agent the First Note, (iii) execute and deliver to Sellers’ Agent the Second Note, and (iv) issue to Sellers’ Agent a certificate representing the Restricted Shares. Simultaneously, (a) the Sellers will assign and transfer to Purchaser good and valid title in and to the Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (i) a General Assignment and Bill of Sale in form and substance reasonably acceptable to Purchaser’s counsel (the “General Assignment”), duly executed by each Seller, (ii) assignments of the Intellectual Property Assets in form and substance reasonably satisfactory to Purchaser’s counsel, and (iii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser’s counsel, as shall be effective to vest in Purchaser good title to the Assets (the General Assignment and the other instruments referred to in clauses (ii) and (iii) being collectively referred to herein as the “Assignment Instruments”), and (b) Purchaser will assume from the Sellers the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement in form and substance reasonably acceptable to the Sellers’ Agent (the “Assumption Agreement”), duly executed by Purchaser, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to the Sellers’ Agent, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in Section 1.02(a) (the Assumption Agreement and such other instruments referred to in clause (ii) being collectively referred to herein as the “Assumption Instruments”). At the Closing, there shall also be delivered to Sellers’ Agent and Purchaser the opinions, certificates and other contracts, documents and instruments required to be delivered under Articles V and VI.

1.05 Further Assurances; Post-Closing Cooperation.

(a) At any time or from time to time after the Closing, at Purchaser’s request and without further consideration, each Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Business and the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause such Seller to fulfill its obligations under this Agreement and the Operative Agreements. All costs, fees and expenses reasonably incurred by any Seller in complying with the obligations of this Section 1.05(a) shall be borne by Purchaser, provided that any costs incurred by any Seller to remove any Lien or cure any default shall be paid by the Sellers.

(b) Effective on the Closing Date, each Seller hereby constitutes and appoints Purchaser the true and lawful attorney of such Seller, with full power of substitution, in the name of such Seller or Purchaser, but on behalf of and for the benefit of Purchaser: (i) to demand and receive from time to time any and all of the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Actions or Proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser shall deem desirable. Each Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Each Seller shall deliver to Purchaser at Closing an acknowledged power of attorney to the foregoing effect executed by such Seller. Purchaser shall indemnify and hold harmless the Sellers from any and all Losses caused by or arising out of any breach of Law by Purchaser in its exercise of such power of attorney.

(c) Following the Closing, each party will afford the other parties, and their respective counsel and accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the thirty (30) day period after such offer is made. Any books, records or other data to be delivered to any Seller or Shareholder shall be delivered to Baker & McKenzie at the address specified in Section 12.01. Any books, records or other data to be delivered to Purchaser shall be delivered to Smith, Gambrell & Russell, LLP at the address specified in Section 12.01.

(d) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (c) above, and such information, documents or records are in the possession or control of the other party, such other party shall use reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense pursuant to the delivery procedures set forth in paragraph (c) above.

(e) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with paragraphs (c) or (d) of this Section shall be subject to applicable rules relating to discovery.

1.06 Third-Party Consents. To the extent that any Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Sellers and Purchaser shall use commercially reasonable efforts to obtain the consent of such other party to the assignment of any such Contract to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, the Sellers shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Contract, including enforcement at the cost and for the account of Purchaser of any and all rights of any Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Purchaser shall have no obligation pursuant to Section 1.02 or otherwise with respect to any such Contract. The provisions of this Section 1.06 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 5.06 has not been fulfilled.

1.07 Appointment of Sellers’ Agent.

(a) Each of the Sellers hereby irrevocably appoints Ibertech (the “Sellers’ Agent”) as its true and lawful attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of, such Seller with respect to any matters relating to this Agreement or any document or certificate or other agreement to be executed and delivered by or on behalf of such Seller pursuant hereto, with the full power, without the consent of such Seller, to exercise as the Sellers’ Agent in its sole discretion deems appropriate, all of the powers which such Seller could exercise under the provisions of this Agreement or any document or certificate or other agreement to be executed and delivered by or on behalf of such Seller pursuant hereto, including, without limitation, to (A) accept and give notices or requests hereunder and thereunder on behalf of any or all of the Sellers, (B) take any action under Article IX hereof, (C) consent to any modification or amendments hereof or thereof, (D) give any waiver or consent hereunder or thereunder, (E) accept delivery of such Seller’s pro rata portion of the Purchase Price on behalf of such Seller, (F) accept on behalf of each Seller delivery of any other payments to be made by the Purchaser pursuant to this Agreement, and (G) take any and all other actions required or permitted to be taken by the Sellers, or any one or more of them, in connection with this Agreement and all other agreements, instruments, certificates or other documents delivered in connection herewith or therewith including without limitation Section 1.03 of this Agreement. The Purchaser shall be entitled to rely exclusively upon such notices, requests, waivers, consents, amendments, modifications and other acts of the Sellers’ Agent as being binding acts of the Sellers, or any of them, and Purchaser shall be entitled to deliver any notices or other items required to be delivered by it to any Seller hereunder only to the Sellers’ Agent, and any such delivery shall be fully effective as if it were made directly to the applicable Seller or Sellers, as the case may be.

(b) The Sellers’ Agent may be replaced at any time and for any reason by the execution and delivery by all of the Sellers to Purchaser of a written notice designating a replacement Sellers’ Agent and his, her or its address for notices.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

AND SHAREHOLDERS

Except as set forth in the Disclosure Schedule (by specific reference to the representation qualified), the Sellers and the Shareholders hereby severally represent and warrant to Purchaser as follows:

2.01 Organization of Sellers; Capitalization.

(a) Each of Ibertech, Ibertech Capital, Ibertech International, Aloha Europe, and Aloha POS is a corporation organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation as set forth in Section 2.01(a) of the Disclosure Schedule, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Aloha Technologies is a limited partnership organized, validly existing and in good standing under the Laws of the State of Texas and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each Seller is qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.01(a) of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of their respective assets and properties, or the conduct or nature of their respective businesses, makes such qualification, licensing or admission necessary, except where such failures to be so qualified or licensed and in good standing would not have a Material Adverse Effect with respect to such Seller. Each Seller has, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of the certificate of incorporation (or other charter document) and bylaws (or other governing document or agreement) of such Seller as in effect on the date hereof. The minute books and other similar records of each Seller as made available to Purchaser prior to the execution of this Agreement contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders or partners, as applicable, the board of directors and committees of the board of directors or partners, as applicable, of such Seller.

(b) The authorized and outstanding Stock of each of the Sellers is as set forth in Section 2.01(b) of the Disclosure Schedule. No Stock of any Seller is issued or outstanding except for shares or interests identified in Section 2.01(b) of the Disclosure Schedule. The outstanding Stock of each Seller is owned of record and beneficially by the Shareholders or another Seller or Sellers in the respective number of shares or percentages, as the case may be, set forth in Section 2.01(b) of the Disclosure Schedule. All such outstanding Stock is validly issued, fully paid and nonassessable. Except as set forth in Section 2.01(b) of the Disclosure Schedule, there are no (i) securities convertible into or exchangeable for any Stock or other securities of any of the Sellers, (ii) options, warrants or other rights to purchase or subscribe to Stock or other securities of any of the Sellers or securities which are convertible into or exchangeable for Stock or other securities of any of the Sellers, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any Stock or other securities of any of the Sellers, any such convertible or exchangeable securities or any such options, warrants or other rights. Upon Sellers’ compliance with Section 4.17 below, each of the securities, options, warrants, rights, contracts, agreements, understandings or arrangements described in (i)-(iii) above shall be cancelled or exercised in full.

2.02 Subsidiaries. Section 2.02 of the Disclosure Schedule sets forth, with respect to each Seller, the (a) name, (b) jurisdiction of incorporation, organization or formation, as the case may be, (c) jurisdictions of qualification, license or admission to do business, (d) capitalization and ownership, and (e) officers and directors, managers or partners, as the case may be, of each corporation, limited liability company, partnership or other entity in which such Seller owns, directly or indirectly, of record or beneficially, any Stock (each, a “Subsidiary” and collectively, the “Subsidiaries”). Except as set forth on Section 2.02 of the Disclosure Schedule, no Seller owns, directly or indirectly, of record or beneficially, any Stock of any corporation, limited liability company, partnership or other entity. All of the Stock of each Seller and each Subsidiary is owned beneficially and of record by a Seller or the Shareholders and is free and clear of any Liens other than Permitted Liens.

2.03 Authority; Execution. Each Seller has sufficient corporate or partnership power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by such Seller of its obligations hereunder and thereunder, have been duly and validly authorized by such Seller’s board of directors and shareholders or general partners, as the case may be, no other action on the part of such Seller or its shareholders or other equity owners being necessary. This Agreement has been duly and validly executed and delivered by each Seller and the Shareholders and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a legal, valid and binding obligation of each Seller and each Shareholder enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors’ rights and general principles of equity. Upon the execution and delivery by each Seller and each Shareholder of the Operative Agreements to which such Seller or such Shareholder is a party, and, assuming the due authorization, execution and delivery thereof by Purchaser, such Operative Agreements will constitute legal, valid and binding obligations of such Seller and such Shareholder, as the case may be, enforceable against such party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors’ rights and general principles of equity.

2.04 No Conflicts. The execution and delivery by each Seller of this Agreement do not, and the execution and delivery by such Seller of the Operative Agreements to which it is a party, the performance by such Seller of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of (i) the articles or certificate of incorporation, organization or partnership and/or the bylaws, operating agreement or partnership agreement, as the case may be, of such Seller, or (ii) the articles or certificate of incorporation, organization or partnership and/or the bylaws, operating agreement or partnership agreement, as the case may be, of any Subsidiary of such Seller;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.04 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Seller or any of its Assets or any Subsidiary, except for such conflicts, violations, breaches or defaults which will not (either in any individual case or in the aggregate) have a Material Adverse Effect; or

(c) except as disclosed in Section 2.04 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Seller or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in the creation or imposition of any Lien upon such Seller or any of its Assets under any Contract or License to which such Seller is a party or by which any of its Assets is bound, or (v) result in the creation or imposition of any Lien upon any Subsidiary or any of its assets or properties under any Contract or License to which any such Subsidiary is a party or by which any of its assets or properties is bound, except for such conflicts, violations, breaches or defaults, which will not (either in any individual case or in the aggregate) have a Material Adverse Effect.

2.05 Governmental Approvals and Filings. Except as disclosed in Section 2.05 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of any Seller or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which such Seller or any Subsidiary is a party or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, actions, filings or notices the failure of which to obtain or file will not (either in any individual case or in the aggregate) have a Material Adverse Effect.

2.06 Financial Statements. The Sellers have heretofore furnished Purchaser with true and complete copies of (i) the consolidated audited balance sheets and related consolidated audited statements of income and retained earnings of the Sellers and notes to the financial statements as of and for the fiscal years ended on September 28, 2001 and September 27, 2002, respectively (collectively, the “Audited Financial Statements”); and (ii) the consolidated unaudited balance sheet (the “Latest Balance Sheet”) and related consolidated unaudited statements of income and retained earnings of the Sellers as of and for the fiscal year ended September 26, 2003 (the “Latest Balance Sheet Date”) (collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements and notes fairly present, and the Interim Balance Sheet will fairly present, in all material respects the financial condition and results of operations of the Sellers, on a consolidated basis, at the respective dates thereof and for the periods indicated therein, all in accordance with GAAP (except, in the case of the Unaudited Financial Statements and the Interim Balance Sheet, for the absence of notes and year-end adjustments, none of which will be material, either individually or in the aggregate). The Unaudited Financial Statements do not include any revenue for software licenses held in inventory by any distributor or reseller and include only revenue derived by Sellers from Products delivered to end-users of the Products.

2.07 Absence of Changes. Except for the execution and delivery of this Agreement and performance of the transactions to take place pursuant hereto on or prior to the Closing Date, since the Latest Balance Sheet Date there has not been any event or events having a Material Adverse Effect, or any event or development which, individually or together with other such events, could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, except as disclosed in Section 2.07 of the Disclosure Schedule, there has not occurred, between the Latest Balance Sheet Date and the date hereof, any of the following, with respect to any Seller or any Subsidiary:

(a) (i) any increase in the salary, wages or other compensation of any Employee whose annual salary is, or after giving effect to such change would be, $100,000 or more, except ordinary salary increases and bonuses paid on a basis consistent with past practices or as described in Section 2.21 of the Disclosure Schedule; (ii) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any employment-related Contract or other compensation arrangement with or for Employees or (B) salary ranges, increase guidelines or similar provisions in respect of any employment-related Contract or other compensation arrangement with or for Employees; or (iii) any adoption, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presented options, only to the extent the option which such Seller reasonably believed to be the least costly was chosen;

(b) (i) incurrences of Indebtedness with respect to the Business in an aggregate principal amount exceeding $20,000 (when combined with such Indebtedness incurred by all Sellers and Subsidiaries) or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right under, any Indebtedness of or owing to such Seller or any Subsidiary with respect to the conduct of the Business;

(c) any physical damage, destruction or other casualty loss (whether or not covered by insurance), excepting normal wear and tear, affecting any of the plant, real or personal property or equipment of such Seller or any Subsidiary used or held for use in the conduct of the Business in an aggregate amount exceeding $20,000 (when combined with such losses by all Sellers and Subsidiaries);

(d) any material change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Business or (ii) any method of calculating any bad debt, contingency or other reserve of the Business for accounting, financial reporting or Tax purposes;

(e) any write-off or write-down of or any determination or write-off or write-down of any of the assets or properties of the Business not made in the ordinary course of business;

(f) (i) any acquisition or disposition of any Assets used or held for use in the conduct of the Business, other than (A) acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice, (B) dispositions of other assets not having a value in excess of $100,000 in the aggregate (when combined with such dispositions by all Sellers and Subsidiaries) or (C) acquisitions of other assets not having a value in excess of $100,000 in the aggregate (when combined with such acquisitions by all Sellers and Subsidiaries); or (ii) any creation or incurrence of a Lien, other than a Permitted Lien, on any Assets used or held in the conduct of the Business;

(g) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (i) any Contract which is required to be disclosed in the Disclosure Schedule pursuant to Section 2.18(a) of the Disclosure Schedule or (ii) any License disclosed in Section 1.01(a)(ix) of the Disclosure Schedule;

(h) capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets in an aggregate amount exceeding $100,000 (when combined with such expenditures and commitments by all Sellers and Subsidiaries);

(i) any transaction with any officer, director, manager, member, partner, shareholder, Subsidiary, Affiliate or Associate of such Seller or any officer, director, manager, member, partner or shareholder of any such Subsidiary, Affiliate or Associate (i) outside the ordinary course of business consistent with past practice or (ii) other than on an arm’s-length basis;

(j) any disposal of or lapse of any rights to the use of any Intellectual Property, or disposal of or disclosure to any Person of any trade secret, formula, process or know-how not theretofore a matter of public knowledge without obtaining an appropriate confidentiality agreement from such Person;

(k) any sale, assignment, transfer or license of any Intellectual Property Assets, or any entering into of a Contract with respect to any of the foregoing, other than nonexclusive licenses granted to customers in the ordinary course of business;

(l) any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or

(m) any other transaction involving or development materially affecting the Business or the Assets outside the ordinary course of business consistent with past practice.

2.08 No Undisclosed Liabilities. Except as reflected or reserved against in the Latest Balance Sheet (as updated in the Interim Balance Sheet for events following the Latest Balance Sheet Date) or disclosed in Section 2.08 of the Disclosure Schedule, there are no Liabilities against, relating to or affecting the Business or any of the Assets, except for (a) Liabilities occurring in the ordinary course of business in amounts and types consistent with past practice, none of which would, either individually or in the aggregate, have a Material Adverse Effect and (b) Liabilities that are of a nature not required by GAAP (consistently applied with prior periods of Seller) to be reflected in the Financial Statements, and neither any Seller nor any Shareholder has any Knowledge of any fact or circumstance that could result in the assertion against any Seller, any Subsidiary or Purchaser of any such Liability.

2.09 Taxes.

(a) For purposes of this Agreement, (i) ”Taxes” shall mean all federal, state, local and foreign income, gross receipts, profits, windfall profits, capital gains, franchise, sales, use, license, occupation, property, property transfer, capital stock, premium, excise, employment, payroll, withholding, estimated, severance, stamp, environmental, customs duties, social security, unemployment, disability, registration, value added, alternative or add-on minimum and other taxes, assessments or governmental charges of any nature, kind or character, and including any interest, additions to tax and penalties thereon; and (ii) ”Tax Returns” shall mean all returns, declarations, reports and forms, claims for refunds, or information returns and reports relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

(b) Each Seller and each Subsidiary have timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by each Seller and each Subsidiary (whether or not shown on any Tax Return) have been paid or adequately accrued on the Latest Balance Sheet as updated by the Interim Balance Sheet. Except as set forth on Section 2.09(b) of the Disclosure Schedule, neither any Seller nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Governmental or Regulatory Authority in a jurisdiction where any Seller or any Subsidiary does not file Tax Returns that such Seller or such Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets or properties of any Seller or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(c) Neither any Shareholder nor any officer, director, agent or representative of any Seller (or any employee of any Seller responsible for Tax matters) has Knowledge that any authority plans to assess any additional Taxes for any period for which Tax Returns have been filed by such Seller or any Subsidiary. No dispute or claim exists concerning any Tax liability of any Seller or any Subsidiary either (i) claimed or raised by any authority in writing or

(ii) as to which any Seller or any Subsidiary, or any of their respective officers, directors, managers, partners, agents or representatives (or any employees responsible for Tax matters) has Knowledge. Section 2.09(c) of the Disclosure Schedule sets forth a list of all federal, state, local, and foreign income Tax Returns filed with respect to each Seller and each Subsidiary for taxable periods ended on or after January 1, 2000. Section 2.09(c) of the Disclosure Schedule further identifies those Tax Returns that have been audited and those Tax Returns that currently are the subject of an audit.

(d) Neither any Seller nor any Subsidiary has made any payments, is obligated to make any payments or is party to an agreement that under certain circumstances could obligate such party to make any payments that will not be deductible under Section 280G of the Code.

(e) Neither any Seller nor any Subsidiary has been a “real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) Neither any Seller nor any Subsidiary (i) is party to any tax allocation or sharing agreement, (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than with respect to a group of which Ibertech was the common parent), (iii) has incurred any liability for the Taxes of any Person (other than such Seller or such Subsidiary) under Treasury Reg. §1.1506-6 (or any similar provision of state, local or foreign statute, law or regulation), as a transferee or successor, by contract or otherwise.

(g) The unpaid Taxes of the Sellers and their Subsidiaries (i) did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto), and (ii) do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Sellers and their Subsidiaries in filing their Tax Returns.

(h) Neither any Seller nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(i) Neither any Seller nor any Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that purported to be, or was intended to be, governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Other than taxes due and adequately accrued on the Interim Balance Sheet for the applicable tax period ending immediately prior to the Closing Date, each Seller and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other equity owner, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and filed.

2.10 Legal Proceedings. Except as disclosed in Section 2.10 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

(a) there are no Actions or Proceedings pending or, to the Knowledge of the Sellers, threatened against, relating to or affecting any Seller or any Subsidiary with respect to the Business or any of the Assets which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements to which any Seller or any Subsidiary is a party, or (ii) if determined adversely to such Seller or such Subsidiary, could reasonably be expected to result in any injunction or other equitable relief that would interfere in any material respect with the Business or otherwise have a Material Adverse Effect;

(b) there are no facts or circumstances Known to the Sellers that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

(c) there are no Orders outstanding against any Seller or any Subsidiary with respect to the Business or the Assets.

2.11 Compliance With Laws and Orders. Except as disclosed in Section 2.11 of the Disclosure Schedule, neither any Seller nor any Subsidiary is, has at any time within the last five (5) years been, or has received any notice that such party is or has at any time within the last five (5) years been, in violation of or in default under any Law or Order applicable to the Business or the Assets, except for such violations or defaults which will not (either in any individual case or in the aggregate) have a Material Adverse Effect.

2.12 Employee Benefits; ERISA.

(a) Section 2.12(a) of the Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans. True, complete and correct copies of such plans, and any agreements, insurance contracts and trusts related thereto, have been delivered to Purchaser or made available to Purchaser for review. Except for the Benefit Plans described on Section 2.12(a) of the Disclosure Schedule, neither any Seller nor any Subsidiary sponsors, maintains, contributes to or has any Liability with respect to any Benefit Plan. Neither any Seller nor any Subsidiary is now, or will as a result of such party’s past activities become, liable to the PBGC or to any multiemployer or multiple employer employee pension benefit plan under the provisions of § 302 of Title I of ERISA or § 412 of the Code. All Benefit Plans and the administration thereof materially comply with the terms thereof and all applicable provisions of ERISA, the Code, COBRA, as well as all other applicable Laws. As of the Latest Balance Sheet Date, all accrued contribution obligations of each Seller and each Subsidiary with respect to all Benefit Plans have either been paid or are reflected on the Latest Balance Sheet.

(b) All Benefit Plans listed or required to be listed on Section 2.12(a) of the Disclosure Schedule that are intended to be Qualified Plans are and have been so qualified and have been determined by the Internal Revenue Service (the “IRS”) to be so qualified. Copies of the most recent determination letters with respect thereto are attached to Section 2.12(b) of the

Disclosure Schedule. If Seller’s Qualified Plan is in the form of a master plan, a prototype plan or a volume submitter plan, then the term “determination letter” includes a favorable opinion or advisory letter issued by the IRS covering such Qualified Plan, provided the requirements of Announcement 2001-77 (or its successors) are satisfied. Nothing has occurred that has or may have an adverse affect on such qualification. Any noncompliance or failure prior to the Closing Date properly to maintain, operate or administer any Qualified Plan may be corrected under the IRS Voluntary Compliance Program described in Rev. Proc. 2003-44 (the “Compliance Program”) and such noncompliance or failure has not rendered and will not render such Qualified Plan subject to disqualification, and will not render the trust under such Qualified Plan subject to any liability for taxes and will not render any Seller liable (directly or indirectly) for any taxes, penalties or liabilities to any person or governmental agency except as may be required pursuant to the Compliance Program. All reports and other documents required to be filed with the Department of Labor, the PBGC or the IRS or any other Governmental or Regulatory Authority or distributed to plan participants or beneficiaries (including actuarial reports, audits or tax returns) have been timely filed or distributed, and copies of the most recent reports and filings relating thereto are included as a part of Section 2.12(b) of the Disclosure Schedule. Neither any Seller, nor any Subsidiary nor any of the Benefit Plans has engaged in any transaction prohibited under the provisions of § 4975 of the Code or § 406 of ERISA. No Benefit Plan has incurred an accumulated funding deficiency (as defined in § 412(a) of the Code and § 302(a)(2) of ERISA), and neither any Seller nor any Subsidiary has incurred any Liability for excise Tax or penalty due to the IRS, or any Liability to the PBGC. Except as set forth on Section 2.12(b) of the Disclosure Schedule:

(i) there have been no terminations, partial terminations or discontinuations of contributions to any Qualified Plan without notice to and approval by the IRS;

(ii) no Benefit Plan is subject to the provisions of Title IV of ERISA;

(iii) there have been no “reportable events” (as that phrase is defined in § 4043 of ERISA) with respect to any Benefit Plan;

(iv) neither any Seller nor any Subsidiary has incurred any liability under § 4062 of ERISA;

(v) no circumstances exist pursuant to which any Seller or any Subsidiary would have any direct or indirect Liability (including, but not limited to, any Liability to any multiple employer or multiemployer plan or the PBGC under Title IV of ERISA or to the IRS for any excise Tax or penalty, or being subject to any statutory lien to secure payment of any such Liability) with respect to any Benefit Plan now or heretofore maintained or contributed to by any Person other than a Seller or a Subsidiary that is, or at any time was, a member of a “controlled group” (as defined in Section 412(n)(6)(B)of the Code) that includes such Seller or such Subsidiary, as the case may be; and

(vi) To Sellers’ Knowledge, no Seller and no entity which, together with a Seller, will be treated as a single employer within the meaning of § 414 of the Code, nor any administrator or fiduciary of any Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or has acted or failed to act in any manner that could subject a Seller to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary or co-fiduciary duty under ERISA.

(c) Except as provided in Section 2.12(c) of the Disclosure Schedule, the consummation of the Contemplated Transactions will not, either alone or together with any other event, (i) entitle any employee or former employee of any Seller or any Subsidiary to any payment, (ii) increase the amount of compensation due to any such employee, (iii) accelerate the time of vesting or payment of any compensation, stock incentive or other benefit or (iv) result in any “parachute payment” under § 280G of the Code whether or not such payment is considered to be reasonable compensation for services rendered.

(d) With respect to each Benefit Plan, (A) all contributions required or payments due from any Seller or any Subsidiary prior to the date hereof have been made or will be timely made, and all amounts relating to such contributions have been properly recorded on the books of such Seller or such Subsidiary, as the case may be, and (B) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Sellers threatened, with respect to such Benefit Plan or against the assets or fiduciaries of such Benefit Plan. To the Knowledge of the Sellers, no event has occurred as a result of which any Seller, any Subsidiary or any Benefit Plan may be subject to any Liability under ERISA, the Code or any other Laws applicable to any Benefit Plan.

(e) Neither any Seller nor any Subsidiary has announced any plan or commitment (whether or not legally binding) to create any additional Benefit Plans or to amend or modify any existing Benefit Plan, and neither any Seller nor any Subsidiary has any Liability with respect to or in connection with providing post-employment health and welfare benefits to any of such party’s employees or former employees, or the employees or former employees of any company or business previously acquired by such Seller or any Subsidiary.

(f) Each Seller has the right pursuant to the terms of each Benefit Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) or to amend the terms of any such plan at any time without triggering a penalty or an obligation to make any additional contributions to such plan, and Purchaser immediately after the Closing Date shall have the same rights as any Seller unilaterally to take such action without triggering any penalty or any obligation to make any additional contributions to such plan.

(g) Seller’s records accurately reflect its Employees’ employment histories, including their hours of service and years of vesting and eligibility service.

2.13 Property.

(a) (i) Neither any Seller nor any Subsidiary owns, or has ever owned, any real property. Section 2.13 of the Disclosure Schedule lists all leases of real property to which any Seller or any Subsidiary is a party (each a “Lease”). The Sellers have provided Purchaser true and correct copies of each Lease. The Seller or the Subsidiary party to each Lease, as the case may be, has performed in all material respects all obligations on its part to be performed to date under each Lease and is current with respect to the payment of all rents and other charges due thereunder, except such amounts which such Seller or such Subsidiary has validly contested in good faith and which are disclosed in Section 2.13 of the Disclosure Schedule. The use and occupancy of the premises subject to each Lease (each a “Premises”) by the Sellers and the Subsidiaries does not violate in any material respect any of the terms of the Lease applicable to such Premises, are in material conformity with all applicable zoning, fire, safety and similar laws and do not materially violate any conditions of any of any Seller’s or such Subsidiary’s policies of insurance. To the Knowledge of the Sellers or any Subsidiary, no landlord under any of the Leases is presently in default on the performance of its obligations thereunder, and neither any Seller nor any Subsidiary has received written notice from any such landlord of its intention to exercise any option or right under such Lease which would adversely affect or terminate any Seller’s or any Subsidiary’s use or occupancy of any Premises. Each Lease may be assigned to Purchaser without modification of the terms thereof and without the consent of the landlord, or, in the alternative, the Sellers have obtained such consent and provided Purchaser with evidence thereof. To the Knowledge of the Sellers or any Shareholder no condemnation proceeding is pending or threatened which would preclude or impair the use of any Premises. All of the buildings, structures and appurtenances (or any equipment therein) situated on or comprising a part of any Premises are in good operating condition and repair and are adequate and suitable for the purposes for which they are presently being used, and each Seller and each Subsidiary has adequate rights of ingress and egress for the operation of the Business in the ordinary course as currently operated by Sellers. (ii) To the Knowledge of the Sellers, neither any Premises nor any of the buildings, structures or appurtenances (or any equipment therein) situated on or comprising a part of any Premises, nor the operation or maintenance thereof, encroaches on any property owned or leased by others, or violates any restrictive covenant. (iii) To the Knowledge of the Sellers and each Shareholder, no Hazardous Materials (as hereinafter defined) exist on, under or about any of the Premises or have been transported to or from such Premises or used, generated, manufactured, stored or disposed of on, under or about such Premises. For purposes of this Agreement “Hazardous Materials” shall include: (A) oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials or pollutants which pose a hazard to any of the Premises or to Persons on or about such Premises, cause such Premises to be in violation of any local, state or federal law or regulation, or defined as or included in the definition of “Hazardous Substances,” “Hazardous Waste,” “Hazardous Materials,” or “Toxic Substances” or words of similar import under any applicable Laws; (B) asbestos in any form which is or could become friable, urea, formaldehyde, foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (C) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of such Premises or the owners and/or occupants of property adjacent to or surrounding such Premises. (iv) Except for the Leases pertaining to each Premises, no Seller maintains any right, title or interest in or to any real property lease or usufruct.

(b) (i) The Sellers are in possession of and have good title to, or have valid leasehold interests in or valid rights under Contract to use, all of the Tangible Personal Property. (ii) All of the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.13(b)(ii) of the Disclosure Schedule, and is in good working order and condition, ordinary wear and tear excepted.

2.14 Orders; Commitments; Warranties and Returns. Section 2.14 of the Disclosure Schedule sets forth the warranties currently made with respect to the Business and current policies with respect to returns of products. Except as set forth in Section 2.14 of the Disclosure Schedule, since September 27, 2002 the Sellers and the Subsidiaries have not experienced actual claims against such parties for warranty costs exceeding $50,000 on an individual basis or in the aggregate, excluding any claim settled by an account manager for $5,000 or less, on an individual basis. As used above, the term “warranty cost” shall mean costs and expenses associated with correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of claims sounding in warranty, contract, tort or otherwise.

2.15 Intellectual Property.

(a) Section 2.15(a) of the Disclosure Schedule sets forth a list of all patents, patent applications, copyright registrations (and applications therefor), trademark registrations (and applications therefor) and trade names owned by a Seller or any Subsidiary and used in the Business. Each of the foregoing assets is owned by the respective Seller set forth in Section 2.15(a) of the Disclosure Schedule with respect to such asset, and each of the U.S. federal and state registrations relating to the foregoing assets is in full force and effect.

(b) Section 2.15(b) of the Disclosure Schedule sets forth a list of all patents, software and other technology used in the Business and for which a Seller does not own all right, title and interest (other than “shrink-wrap” and similar software or technology licensed in the ordinary course of business and associated documentation and materials) (collectively, the “Third Party Technology”), and all license agreements or other contracts pursuant to which any Seller or any Subsidiary has the right to use the Third Party Technology (the “Third Party Licenses”). Each Seller and each Subsidiary have the lawful right to use (free of any material restriction not expressly set forth in the Third Party Licenses) all Third Party Technology that is incorporated or used in the Business as and to the extent currently used in the Business. Neither any Seller nor any Subsidiary has received any notice that any party to any such license intends to cancel, terminate or refuse to renew (if renewable) such license or to exercise or decline to exercise any option or right thereunder. No Seller is using any “shrink-wrap” or similar software or technology except in compliance with the terms of a valid license held by such Seller.

(c) Section 2.15(c) of the Disclosure Schedule sets forth a list of all material software products and tools developed, produced, marketed, sold or licensed by any Seller or any Subsidiary in the operation of the Business as of the date of this Agreement, or during the two years prior to such date (the “Products”).

(d) All of the Intellectual Property Assets are owned by a Seller, as identified in Section 2.15(a) of the Disclosure Schedule, free and clear of all Liens, other than Permitted Liens. Other than nonexclusive licenses granted in the ordinary course of business (including both express and implied licenses), neither any Seller nor any Subsidiary has granted to any third party any rights or permissions to use any of the Intellectual Property Assets. Except as set forth in Section 2.15(d) of the Disclosure Schedule, all such non-exclusive licenses granted by a Seller or a Subsidiary were granted pursuant to a license agreement in a form identical in all material

(e) respects to one of the form agreements included in Section 2.15(d) of the Disclosure Schedule. Neither any Seller nor any Subsidiary has received any notice or claim in writing (or, to Sellers’ Knowledge, orally or otherwise) challenging such Seller’s or such Subsidiary’s ownership or rights in the Intellectual Property Assets or claiming that any other Person has any legal or beneficial ownership with respect thereto or challenging the validity or enforceability of the Intellectual Property Assets.

(e) Neither the operation of the Business prior to the Acquisition, nor the Products nor any use of the Intellectual Property Assets by the Business prior to the Closing, infringe, violate or interfere with or constitute a misappropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other Person. Neither any Seller nor any Subsidiary has received any notice or claim in writing (or, to Seller’s Knowledge, orally or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the operation of the Business.

(f) To Sellers’ Knowledge, no other Person is infringing or misappropriating the Intellectual Property Assets.

(g) Except as disclosed on Section 2.15(g) to the Disclosure Schedule, (i) neither any Seller nor any Subsidiary has disclosed any source code of software owned by any Seller or its Subsidiaries to any Person other than those who have worked on or participated in the development of such software; (ii) each Seller and each Subsidiary have at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information of the Business; (iii) neither any Seller nor any Subsidiary has deposited any source code into any source code escrows or similar arrangements; and (iv) each Person who has worked on or participated in the development of any of the Products, and as directed by any Seller, has entered into an agreement with such Seller providing for the exclusive ownership (as between such Person and such Seller) of such Product by such Seller and the assignment of such Person’s rights in and to such Product to such Seller. If, as disclosed in Section 2.15(g) of the Disclosure Schedule, any Seller or any Subsidiary has deposited any source code into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

(h) Section 2.15(h) of the Disclosure Schedule sets forth a list of all Internet domain names, excluding any subdomain names, used by any Seller or any Subsidiary in the Business (collectively, the “Domain Names”). The Sellers, and upon the consummation of the Acquisition, Purchaser will directly or indirectly have, a current and fully-paid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Business as it is currently conducted.

(i) The Intellectual Property Assets include all of the Intellectual Property used or held for use in, and necessary for the conduct of, the Business as conducted by the Sellers and the Subsidiaries as of the date of this Agreement.

2.16 Accounts Receivable. All of the Accounts Receivable represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due.

2.17 Insurance. The Sellers maintain the insurance policies listed in Section 2.17 of the Disclosure Schedule. All insurance policies of the Sellers are in full force and effect, all premiums due up to and including the date this representation is made have been paid, and no written notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for material compliance with all requirements of law currently applicable to any Seller or any Subsidiary and of all agreements to which any Seller or any Subsidiary is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the Contemplated Transactions.

2.18 Contracts.

(a) Section 2.18(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies of which, or, if not in writing, complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement) to which any Seller or any Subsidiary is a party or by which any of the Assets are subject or bound:

(i) (A) all Contracts providing for a commitment of employment or consultation services for a specified or unspecified term (excluding any such Contract in the form of an offer letter that includes no terms other than a reference to the compensation for such employee as described in Section 2.21(a), employment at will (which can be terminated immediately without payment in excess of two weeks’ severance) and that subjects the employee to the employer’s standard policies and procedures) to any Employee, the name, position and rate of compensation of each such person a party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans and any such Contracts referred to in clause (A)) involving an obligation of any Seller or any Subsidiary to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any Employee;

(ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of any Seller or any Subsidiary to engage in any business activity or compete with any Person in connection with the Business or prohibiting or limiting the ability of any Person to compete with any Seller or any Subsidiary in connection with the Business;

(iii) all partnership, joint venture, shareholders’ or other similar Contracts with any Person in connection with the Business;

(iv) (A) a listing of all customers from which any Seller has derived revenue since September 26, 2000 for software license agreements and software support and maintenance agreements; (B) all Contracts (i) relating to the sale, distribution or licensing of software or other products or services provided by the Business (but excluding, unless otherwise required to be scheduled, any Contract in a form in all material respects identical to one of the sample agreements included in Section 2.15(d) or Section 2.18(e) of the Disclosure Schedule)(the “Standard Contracts”), or (ii) pursuant to which any Seller has (a) any obligation to perform services (other than standard services in accordance with the terms of the Standard Contracts (other than pricing terms) which reasonably would be expected to have a value in excess of $20,000 within any calendar year beginning on or after January 1, 2004, (b) agreed to initiate custom software development work on behalf of the customer where a specific product or deliverable was committed (including any fix or changes to the Products) or the services reasonably would be expected to have a value in excess of $20,000 within any calendar year beginning on or after January 1, 2004, (c) agreed to deliver software or hardware or services to the customer in the future having a fair market value in excess of $50,000 or at an undefined volume, without additional payment by the customer equal to at least 50% of the fair market value, (d) granted or transferred, or committed to grant or transfer, to a third party any material right (including rights of first refusal and options or access to source code prior to default) to any present or future Intellectual Property (other than pursuant to the standard licensing terms in the Standard Contracts), (e) granted most favored nations pricing to any customer, or (f) agreed to maintain and support any third party software or more than the two most recent versions of any of the Sellers’ software Products; (C) all current Contracts between any Seller and licensors, distributors, dealers, manufacturer’s representatives, resellers, sales agencies or franchises with whom any Seller or any Subsidiary deals in connection with the Business (“Reseller Agreements”) that are not in a form in all material respects identical to one of the sample agreements included in Section 2.18(d) of the Disclosure Schedule) or that restrict any Seller from selling or licensing any software or products in any area or territory; (for purposes of this paragraph “value” shall be determined at Seller’s current standard published product price or hourly rates) and (D) all oral Contracts or arrangements and all side letters which are not incorporated into the written versions of such Contracts delivered to Purchaser;

(v) all Contracts between or among any Seller or any Subsidiary, on the one hand, and any officer, director, manager, partner or shareholder of any Seller or any Subsidiary, Affiliate or Associate of any Seller, or any officer, director, manager, partner or shareholder of any such Associate, Subsidiary or Affiliate on the other hand;

(vi) all collective bargaining or similar labor Contracts;

(vii) all Contracts relating to Indebtedness of any Seller or any Subsidiary;

(viii) all Contracts relating to (a) the future disposition or acquisition of any assets, other than dispositions or acquisitions of inventory, furniture, fixtures and equipment in the ordinary course of business consistent with past practice, and (b) any merger or other business combination;

(ix) all other Contracts with respect to the Business that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to any Seller or any Subsidiary of more than $30,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to such Seller or Subsidiary; and

(x) All Contracts which relate to the consignment of Inventory having any aggregate value in excess of $20,000.

(b) Each Contract that constitutes an Assumed Liability is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in Section 2.18(b) of the Disclosure Schedule, neither any Seller, any Subsidiary or to the Knowledge of the Sellers any other party to such Contract is, or has received notice that such party is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any respect, except where such violation, breach or default would not have a Material Adverse Effect.

(c) Except as disclosed in Section 2.18(c) of the Disclosure Schedule, (i) the execution, delivery and performance by any Seller of this Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon any Seller or any of the Assets or upon any Subsidiary under any Business Contract or any Contract relating to the Business, except for such terminations, cancellations, accelerations or modifications which will not (either in any individual case or in the aggregate) have a Material Adverse Effect.

(d) The Sellers’ standard form(s) of Reseller Agreement is included in Section 2.18(d) of the Disclosure Schedule.

(e) The Sellers’ standard form(s) of software support and maintenance services agreement is included in Section 2.18(e) of the Disclosure Schedule.

(f) Any Contract provided by any Seller in the course of Purchaser’s due diligence investigation of the Business only in an electronic form has been executed by the parties thereto in a form identical to the electronic form so provided.

3.19 Licenses. Section 1.01(a)(ix) of the Disclosure Schedule contains a true and complete list of all material Licenses used or held by any Seller for use in the Business (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, the Sellers have delivered to Purchaser true and complete copies of all such Licenses. With respect to such Licenses, except as disclosed in Section 2.19 of the Disclosure Schedule:

(i) such Licenses are all the Licenses that are material, individually or in the aggregate, to the Business;

(ii) each such License is valid, binding and in full force and effect;

(iii) neither any Seller nor any Subsidiary is, or has received any notice that such party is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License; and

(iv) the execution, delivery and performance by each Seller of this Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon any Seller or any of its Assets or upon any Subsidiary or its assets under, any such License, except for such terminations, cancellations, accelerations or modifications which will not (either in any individual case or in the aggregate) have a Material Adverse Effect.

2.20 Affiliate Transactions. Except as disclosed in Section 2.20 of the Disclosure Schedule, (i) no officer, director, manager, partner or shareholder of any Seller or any Subsidiary, Affiliate or Associate of any Seller, or any officer, director, manager, partner or shareholder of any such Associate, Subsidiary or Affiliate provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business, and (ii) the Business does not provide or cause to be provided any assets, services or facilities to any such Person. Except as disclosed in Section 2.20 of the Disclosure Schedule, each of the transactions listed in Section 2.20 of the Disclosure Schedule is engaged in on an arm’s-length basis.

2.21 Employees; Labor Relations.

(a) Section 2.21 of the Disclosure Schedule contains a list of the name of each Employee at the date hereof, together with such Employee’s, annual base salary or wages, and Sellers have provided to Purchaser true and complete copies or descriptions of all incentive or bonus arrangements with respect to any such Employee in effect on such date. Each Employee has executed a nondisclosure and invention agreement. To Sellers’ Knowledge no Employee is in violation of any such agreement or any other agreement between such Employee and a Seller or any Subsidiary.

(b) Except as disclosed in Section 2.21 of the Disclosure Schedule, (i) no Employee is presently a member of a collective bargaining unit and, to the Knowledge of the Sellers, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the Employees, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last three (3) years against any Seller or any Subsidiary with respect to the conduct of the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. Each Seller and each Subsidiary are in material compliance with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining.

2.22 Substantial Customers and Suppliers. Section 2.22(a) of the Disclosure Schedule lists the ten (10) largest invoiced customers of the Business, on the basis of revenues for the most recently-completed fiscal year. Section 2.22(b) of the Disclosure Schedule lists the ten (10) largest suppliers of the Business, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Except as disclosed in Section 2.22(c) of the Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, sales to or provision of services to the Business since the Balance Sheet Date, or to the Knowledge of the Sellers, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof. Except as disclosed in Section 2.22(c) of the Disclosure Schedule, to the Knowledge of the Sellers, no such customer or supplier is threatened with bankruptcy or insolvency.

2.23 Inventory. All the Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for damage and outdated items. Except as disclosed in Section 2.23 of the Disclosure Schedule, none of the items included in the Inventory are held by a Seller on consignment from others and all such items conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

2.24 No Guarantees. None of the Liabilities of the Business or of any Seller or any Subsidiary incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has any Seller or any Subsidiary guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any customer, supplier or other Person to whom such Seller or such Subsidiary sells goods or provides services in the conduct of the Business or with whom such Seller or such Subsidiary otherwise has significant business relationships in the conduct of the Business.

2.25 Title to Assets; Entire Business.

(a) All of the Assets are the property of a Seller, free and clear of any Lien other than Permitted Liens, none of the Assets has been pledged as collateral and the sale of the Assets by each Seller to Purchaser pursuant to this Agreement will effectively convey to Purchaser good title to the Assets.

(b) The Assets constitute all of the tangible and intangible property used by the Sellers (whether owned, leased or held under license by any Seller, by any Subsidiary, Affiliate or Associate of any Seller or by others) in connection with the conduct of the Business as heretofore conducted by Seller (whether by any of Seller’s Subsidiaries, Affiliates or Associates or by others), except for the Excluded Assets. Except as disclosed in Section 2.25 of the Disclosure Schedule, there are no shared facilities or services which are used in connection with the Business and any other business or other operations of Seller or any of Seller’s Subsidiaries, Affiliates or Associates other than the Business.

2.26 Disclosure. No representation or warranty of Seller or any Shareholder contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement (including without limitation the Financial Statements) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

2.27 Accredited Investor; Acquisition for Investment.

(a) Each Seller and each Shareholder is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

(b) Each such Seller is acquiring the Restricted Shares and/or the First Note and/or the Second Note, as the case may be, for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

(c) Notwithstanding the foregoing, subject to compliance with Article VII, a Seller may at any time after the Closing, or from time to time thereafter, transfer any or all of its Restricted Shares to a Shareholder or as otherwise provided in the Lock-Up Agreement.

2.28 Brokers. Except for any services provided by Woodard M&A, LLP, the fees of which shall be a Retained Liability, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Sellers directly with Purchaser without the intervention of any Person on behalf of any Seller in a manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers as follows:

3.01 Organization of Purchaser. Purchaser is a corporation organized, validly existing and in good standing under the laws of the State of Georgia. Purchaser has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Purchaser is qualified, licensed or admitted to do business and is in good standing in each jurisdiction where the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where such failures to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

3.02 Authority; Execution. Purchaser has corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the board of directors of Purchaser, no other corporate action on the part of Purchaser being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Sellers and the Shareholders, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors’ rights and general principles of equity. Upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, and assuming the due authorization, execution and delivery thereof by the Sellers and the Shareholders, as the case may be, such Operative Agreements will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors’ rights and general principles of equity.

3.03 Restricted Shares. The Restricted Shares will be duly authorized, validly issued, outstanding, fully paid and nonassessable. The delivery of the certificates representing the Restricted Shares will transfer to the Seller to whom such certificates are issued beneficial and record title to the Restricted Shares, free and clear of all Liens and free and clear of all restrictions on transfer except for those imposed by the Securities Act and all applicable state securities laws.

3.04 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws (or other comparable corporate charter document) of Purchaser;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its assets and properties, except for such conflicts, violations, breaches or defaults which will not (either in any individual case or in the aggregate) have a Material Adverse Effect; or

(c) except as disclosed in Schedule 3.04 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon the Restricted Shares, Purchaser or any of its assets or properties under, any Contract or License to which Purchaser is a party or by which any of its assets and properties is bound, except for such conflicts, violations, breaches or defaults which will not (either in any individual case or in the aggregate) have a Material Adverse Effect.

3.05 Governmental Approvals and Filings. Except as disclosed in Schedule 3.05 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, actions or filings, the failure of which to obtain or file will not (either in any individual case or in the aggregate) have a Material Adverse Effect.

3.06 Legal Proceedings. There are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets and properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements. Except as set forth in the SEC Documents (as defined below), there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations against Purchaser pending or, to Purchaser’s Knowledge, threatened, which if determined adversely to Purchaser, would not have a Material Adverse Effect with respect to Purchaser.

3.07 Compliance With Laws and Orders. Except as disclosed in Schedule 3.07 hereto, Purchaser is not, nor has it at any time within the last five (5) years been, nor has it received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under any Law or Order applicable to its business, except where such violation or default would not have a Material Adverse Effect. Purchaser is in compliance with the applicable listing standards of the Nasdaq Stock Market.

3.08 Capitalization. The authorized capital stock of Purchaser consists of (a) 100,000,000 shares of no par value Common Stock, and (b) 5,000,000 shares of preferred stock. As of December 12, 2003, (i) 27,741,079 shares of Common Stock (and such additional shares as had been issued pursuant to the exercise of options since November 11, 2003) were issued and outstanding, all of which are validly issued, fully paid and non assessable and not subject to preemptive rights, and none of which are held in treasury, (ii) no shares of preferred stock were issued and outstanding, (iii) an aggregate of 13,300,000 shares of Common Stock were reserved for issuance under the Purchaser’s 1995 Stock Option Plan and the Purchaser’s Non-Management Directors’ Stock Option Plan, of which 7,285,606 shares are subject to outstanding options and (iv) 1,500,000 shares were reserved for purchase under the Purchaser’s 1998 Employee Stock Purchase Plan, of which 580,457 have been issued.

3.09 SEC Documents. (a) Purchaser has delivered or made available (through the EDGAR database maintained by the SEC or otherwise) to the Sellers true and complete copies of each registration statement, prospectus, proxy or information statement, form, report and other documents, other than preliminary registration and proxy statements, together with any amendments thereto, required to be filed by it with the SEC since December 31, 2000 (collectively, the “SEC Documents”). As of their respective filing dates, the SEC Documents (A) complied or, with respect to those not yet filed, will comply, in each case in all material respects with the then-applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and (B) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Purchaser has filed all SEC Documents required to be filed by it under the Exchange Act since December 31, 2001. Purchaser has heretofore made available or promptly will make available to Sellers a complete and correct copy of all amendments or modifications to any SEC Document which has been filed prior to the date hereof. None of the Purchaser’s subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Purchaser included in the SEC Documents (i) complied or, with respect to those not yet filed, will comply, as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time such SEC Documents were or are filed, (ii) fairly present, in all material respects, the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended and (iii) have been or, with respect to those not yet filed, will be, prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

3.10 No Undisclosed Liabilities. Except as reflected or reserved against in the audited consolidated financial statements and unaudited consolidated interim financial statements of Purchaser included in the SEC Documents, there are no Liabilities against, relating to or affecting Purchaser, except for (a) Liabilities occurring in the ordinary course of business in amounts and types consistent with past practice and (b) Liabilities that are of a nature not required by GAAP (consistently applied with prior periods of Purchaser) to be reflected in Purchaser’s consolidated financial statements, and Purchaser has no Knowledge of any fact or circumstance that could result in the assertion against Purchaser of any such Liability.

3.11 Affiliate Transactions. Except as disclosed in the SEC Documents, no officer, director, manager, partner or shareholder of Purchaser or any subsidiary, Affiliate or Associate of Purchaser, or any officer, director, manager, partner or shareholder of any such Associate, Subsidiary or Affiliate has engaged in any transaction which is required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

3.12 Government Contractor. Purchaser has not received any notice that it is prohibited from entering into contracts or otherwise conducting business with any Governmental or Regulatory Authority.

3.13 Brokers. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried out by Purchaser directly with the Sellers without the intervention of any Person on behalf of Purchaser in a manner as to give rise to any valid claim by any Person against any Seller for a finder’s fee, brokerage commission or similar payment.

ARTICLE IV

COVENANTS

4.01 Fulfillment of Conditions. Each of the parties hereto will execute and deliver at the Closing each Operative Agreement that either is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of such party contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

4.02 Access. During the period commencing on the date of this Agreement and continuing through the Closing Date, the Sellers and the Shareholders, upon reasonable prior notice from Purchaser to the Sellers’ Agent, will (a) afford to Purchaser and its Representatives, at all reasonable times during normal business hours, reasonable access to the Sellers’ key personnel, professional advisors, properties, contracts, books and records, and other documents and data (including, without limitation, contracts, books and records, and other documents and data relating to the Subsidiaries), (b) furnish Purchaser and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Purchaser may reasonably request, and (c) furnish Purchaser and its Representatives with such additional financial, operating, and other data and information as Purchaser may reasonably request, all of which shall be done under the supervision of such Representatives of the Sellers as may be designated by the Sellers’ Agent from time to time. During the period commencing on the date of this Agreement and continuing through the Closing Date, Purchaser, upon reasonable prior notice from the Sellers’ Agent to Purchaser, will (x) afford to the Sellers’ Agent and its Representatives, at all reasonable times during normal business hours, reasonable access to Purchaser’s key personnel, professional advisors, properties, contracts, books and records, and other documents and data, (y) furnish Sellers’ Agent and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Sellers’ Agent may reasonably request, and (z) furnish Sellers’ Agent and its Representatives with such additional financial, operating, and other data and information as Sellers’ Agent may reasonably request, all of which shall be done under the supervision of such Representatives of Purchaser as may be designated by Purchaser from time to time.

4.03 Operation of the Business. Between the date of this Agreement and the Closing Date, unless otherwise agreed in writing by Purchaser, the Sellers and the Shareholders will (and the Sellers will cause each Subsidiary to):

(a) except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Business in the ordinary course in a manner consistent with past practice;

(b) use commercially reasonable good faith efforts to preserve intact the current business organization of the Sellers and the Subsidiaries, keep available the services of the current Employees and agents of each Seller and each Subsidiary, and maintain the relations and goodwill with their respective suppliers, customers, landlords, trade creditors, employees, agents, and others having business relationships with each Seller and each Subsidiary;

(c) confer with Purchaser concerning business or operational matters of a significant nature, other than those matters occurring in the normal course of business;

(d) use commercially reasonable good faith efforts to maintain the Assets in their current condition, ordinary wear and tear excepted, and maintain in full force and effect the insurance described in Section 2.17 or insurance providing comparable coverage and, in the event of any damage to or destruction of any of the Assets prior to the Closing Date that are necessary for the operation of the Business as currently conducted and which have a value in excess of twenty thousand dollars ($20,000.00), the Sellers will either, at Sellers’ Agent’s sole option, (i) use commercially reasonable, good faith efforts to repair or replace any such assets as soon as reasonably practicable after such loss or damage occurs or (ii) assign to Purchaser, at the Closing, all right, title and interest in and to any insurance proceeds with respect to the Assets so damaged or destroyed;

(e) maintain the Business Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years; and

(f) report periodically to Purchaser, but in no event more frequently than weekly and otherwise in response to Purchaser’s reasonable request, concerning the status and operation of the Business.

4.04 Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, neither any Seller nor any Shareholder will (and the Sellers will cause each Subsidiary not to), without the prior written consent of Purchaser, take any action, or fail to take any action within their reasonable control, as a result of which any of the changes or events listed in Section 2.07 would occur. In addition, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), neither any Seller nor any Shareholder will (and the Sellers will cause each Subsidiary not to):

(a) settle any pending Actions or Proceedings or obtain any releases of threatened Actions or Proceedings if such settlement or release would impose restrictions on any Seller’s ability to conduct the Business or otherwise have a Material Adverse Effect;

(b) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; or

(c) take any action, or fail to take any action within such Seller’s, any Subsidiary’s or such Shareholder’s reasonable control, other than such actions or failures to act which are in the ordinary course of business and consistent with past practice, which would result in any of the representations and warranties set forth in Article II not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

4.05 No Negotiation. Until the Closing, neither any Seller nor any Shareholder will (and the Sellers will cause each Subsidiary not to), and each of the Sellers and the

Shareholders will cause their respective Representatives not to, directly or indirectly (i) take any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person to engage in any transaction which contemplates a merger or business combination involving any Seller or any Subsidiary or the sale of any stock or assets of any Seller or any Subsidiary (except for sales of inventory, furniture, fixtures and equipment (not to exceed $20,000 in the aggregate) in the ordinary course of business) (a “Sale Transaction”), or (ii) reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, a Sale Transaction. If any Seller or any Subsidiary of such Seller or any of their respective Representatives receives from any person any offer, inquiry or informational request referred to above, such Seller will promptly advise such person that it has no interest in such discussion.

4.06 Mutual Covenants Regarding Governmental Filings. As promptly as practicable after the date of this Agreement, each Seller will make all filings which are required under applicable Laws to be made by such Seller in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Sellers and Purchaser will cooperate with each other with respect to all filings or notices that Purchaser elects to make or is required by any applicable Laws to make in connection with the Contemplated Transactions.

4.07 Use of Name. From and after the Closing, neither any Seller nor any Shareholder shall use, directly or indirectly, the name “Aloha” or any name similar thereto. Each Seller shall change its corporate or entity name to a name that does not violate the foregoing provision within five (5) Business Days following the Closing.

4.08 Delivery of Schedules; Supplementation and Correction of Information. A Purchaser acknowledges that the Disclosure Schedule may not be prepared and/or final at the time of the execution and delivery of the Agreement. As such, the parties agree as follows:

(a) The Sellers shall deliver to Purchaser the Disclosure Schedule and Schedules 4.09, 4.10, 4.14, 5.06 and 6.06 to the Agreement within three (3) Business Days following the date hereof. Within ten (10) Business Days following Sellers’ delivery of the Disclosure Schedule and such other Schedules, Purchaser shall notify Sellers’ Agent either that the Disclosure Schedule and such other Schedules are acceptable or that Purchaser elects to terminate this Agreement pursuant to Section 11.01(d) below.

(b) Thereafter, the Sellers and the Shareholders will correct and supplement the information set forth in the Disclosure Schedule delivered by the Sellers pursuant to this Agreement in order to cause such Disclosure Schedule to remain correct and complete in all material respects. The Sellers’ delivery to Purchaser of any corrections or supplements will, without further notice or action on the part of the Sellers or Purchaser, immediately and automatically constitute an amendment to the Disclosure Schedule to which such corrections and supplements relate; provided, however, that for purposes of determining whether the condition precedent pursuant to Section 5.01 has been satisfied, or whether Purchaser has the right to terminate this Agreement pursuant to Sections 11.01(b) or (d), any such amendment to the Disclosure Schedule will be disregarded. Notwithstanding the foregoing, no such correction or supplement shall cure any breach of any representation or warranty relating to facts or circumstances Known by the Sellers or any Shareholder on the date of this Agreement or as of the date of any subsequent correction or supplement to the Disclosure Schedule.

4.09 Employees and Benefit Plans.

(a) Effective immediately prior to the Closing, each Seller shall terminate the employment of each of its then current employees and shall cause each Subsidiary to terminate the employment of each of such Subsidiary’s then current employees. Effective as of the Closing, Purchaser or a subsidiary of Purchaser shall offer employment to each of such employees (the “Continuing Employees”) identified on Schedule 4.09 attached hereto at the respective rates of salary, and with the benefits and incentive compensation arrangements (including stock options, if any, bonuses and participation in Purchaser’s other benefit plans), set forth on Schedule 4.09 attached hereto. Purchaser shall be under no obligation to hire any present employee of any Seller except pursuant to such offers of employment. Except as provided in paragraph (b) below, any obligations to or benefits for employees or former employees of any Seller shall be the sole responsibility of the Sellers. Except as provided in paragraph (b) below, Purchaser shall have no obligations whatsoever for the continuation of any bonus, compensation, welfare or pension benefit programs for any present or former employee of any Seller, and Purchaser shall have no Liability, and it does not accept any Liability, with respect to any present or former employee of any Seller; provided, however, that notwithstanding the foregoing, Purchaser shall recognize each Continuing Employee’s service with the Sellers or any Subsidiary for purposes of eligibility to participate and vesting credit under each of Purchaser’s or any subsidiary’s Benefit Plans or any of Sellers’ Benefit Plans assumed by Purchaser and with respect to vacation and severance benefits. Purchaser hereby agrees that the beneficiary named in the term life insurance policy maintained by any Seller for each Management Shareholder may be changed to a Person to be designated by the respective Management Shareholder following the Closing. Any Employee identified on Schedule 4.09 who is not offered employment by Purchaser pursuant to this Section 4.09(a) shall receive an amount from the Seller employing such Employee (which shall be reimbursed to such Seller by Purchaser) equal to two (2) times the weekly gross salary payable to such Employee by such Seller immediately prior to the Closing.

(b) Purchaser shall effective as of the Closing assume, become the sponsor of and maintain the Ibertech, Inc. 401(k) Savings Plan (the “Seller 401(k) Plan”) on the conditions as set forth in this paragraph (b). In consideration of the Purchaser’s assumption of the Seller 401(k) Plan, the Sellers shall take all such actions as are necessary or advisable to preserve the status of the Seller 401(k) Plan as a Qualified Plan, including participating in the IRS Voluntary Compliance Program as set forth in Rev. Proc. 2003-44. The Sellers and Shareholders agree to jointly and severally indemnify, hold harmless, reimburse and make whole the Purchaser Indemnified Parties (without regard to any of the limitations set forth in Article IX hereof and with claims against such indemnity being payable in cash) for all costs and expenses in connection with such program and for any Loss or Taxes attributable to the failure of the Seller 401(k) Plan to comply in form or operation with applicable requirements of the Code or ERISA up to the Closing Date. In the event Sellers participate in the IRS Voluntary Compliance Program with respect to the Seller 401(k) Plan, Sellers shall keep Purchaser reasonably informed in writing of such participation in the program and shall notify Purchaser in writing of any violations of the Code or ERISA which Sellers have determined could adversely affect the status of the Seller 401(k) Plan as a Qualified Plan, including (but not limited to) violations disclosed to the IRS in the program. Sellers shall promptly furnish Purchaser a copy of any compliance statement issued by the IRS in connection with the participation by the Seller 401(k) Plan in the IRS Voluntary Compliance Program.

(c) Purchaser agrees to adopt the Aloha Technologies Ltd Flexible Benefits Plan including its component plans (the “Seller Flex Plan”) effective as of the Closing and to maintain such Plan until May 31, 2004, provided the Sellers transfer to Purchaser all funds held on account of liabilities pursuant to such Plan no later than five (5) Business Days following the Closing and, provided further, that as of the Closing, the aggregate amount of contributions made by participants to their health and dependent care flexible spending accounts in such Plan is greater than the total reimbursable claims submitted by all participants with respect to such spending accounts.

(d) Purchaser agrees to assume Sellers’ group health plan underwritten by Pacificare (the “Seller Health Plan”) effective as of the Closing. Purchaser shall provide COBRA continuation coverage to employees, former employees and other qualified beneficiaries (as such term is defined under COBRA) of Seller as well as to the Continuing Employees under the Seller Health Plan and, in the event that the Seller Health Plan is terminated by Purchaser or by Pacificare, Purchaser shall provide COBRA coverage under Purchaser’s group health plan in accordance with COBRA. Sellers agree to cooperate with Purchaser to facilitate the provision of such continuation coverage.

(e) In connection with Purchaser’s assumption of the Seller 401(k) Plan, the Seller Health Plan, the Seller Flex Plan, and any other Benefit Plan which Purchaser assumes with the consent of Sellers (the “Assumed Plan” or the “Assumed Plans”), Purchaser shall also have the right to become the policyholder of any insurance contracts that serve as the funding vehicles for such Assumed Plans. Purchaser and Sellers shall take all steps reasonably necessary to assign and transfer to Purchaser the sponsorship of the Assumed Plans, including the insurance policies, administrative service contracts and other similar agreements, and to name Purchaser as the policyholder of any insurance policies that serve as the funding vehicles for such Assumed Plans, such steps to include (without limitation and if appropriate), with respect to such Assumed Plans and funding vehicles, Sellers’ timely and proper: amendment of the Assumed Plan and summary plan description; notification to service providers of the assumption by Purchaser of the Assumed Plan; amendment of agreements with service providers relating to the Assumed Plan; and issuance of proper instructions to insurance carriers to transfer the policyholder from Seller to Purchaser of any insurance policy that serves as the funding vehicle for the Assumed Plan. Sellers will remain responsible for properly maintaining or terminating any Benefit Plan and related trust or funding vehicle that is not assumed by Purchaser.

(f) With respect to each Benefit Plan and to the extent required by applicable Law, the Sellers shall, as soon as practicable following the date hereof (but in no event later than the Closing), file with the IRS a complete and accurate return on Form 5500 for each Plan year with respect to which such a return was not previously filed for such Benefit Plan. The Sellers and Shareholders agree to jointly and severally indemnify, hold harmless, reimburse and make whole the Purchaser Indemnified Parties (without regard to any of the limitations set forth in

Article IX hereof and with claims against such indemnity being payable in cash) for all costs and expenses and for any Loss or Taxes attributable to the failure of the Sellers to have filed such returns on a timely basis. Sellers shall keep Purchaser reasonably informed in writing of the status of such returns and shall promptly furnish Purchaser a copy of each such return as and when filed by the Sellers.

4.10 Non-Competition and Non-Solicitation. The Sellers and the Management Shareholders hereby acknowledge, recognize and confirm that the nature of the Business is highly competitive, that the covenants herein contained in this Section are part of the bargained for consideration without which Purchaser would not consummate the Contemplated Transactions, that the covenants herein will not deprive any Seller or any Management Shareholder of a means by which they may earn a livelihood or otherwise cause undue hardship and that this Section is a reasonable and necessary means by which Purchaser must be able to protect its legitimate business interests and the goodwill and the customer and supplier relationships of the Business to be acquired by it in connection with the Contemplated Transactions. Accordingly, the Sellers and the Management Shareholders agree that neither any Seller nor any Management Shareholder will directly or indirectly during the eight (8) year period following the Closing Date (the “Noncompetition Period”) (i) engage in or prepare to engage in any Competing Business, whether such engagement is as an officer, director, proprietor, employee, partner, manager, member, investor (other than as a passive investor in less than five percent (5%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, representative, independent contractor, creditor or otherwise anywhere in the geographic areas encompassed by the present boundaries of the current states and territories of the United States and the additional territories listed on Schedule 4.10 (the “Restricted Territory”); or (ii) assist others in engaging in or preparing to engage in any Competing Business in the manner described in clause (i) of this Section 4.10; or (iii) solicit the business of, or trade with, any customers or prospective customers of any Seller in the Restricted Territory with respect to the products sold or services provided by such Seller during the two (2) year period immediately preceding the Closing Date; or (iv) induce, or otherwise solicit, any customers with whom any Seller has done business to terminate or otherwise curtail or impair their business relationship with Purchaser or Purchaser’s Affiliates; or (v) solicit or induce any individual who is an employee of Purchaser at that time to terminate his or her employment with Purchaser or offer employment to or hire or engage any such individual. Notwithstanding the foregoing, Section 4.10 shall be of no force and effect in the event any Seller or Shareholder purchases the Intellectual Property Assets pursuant to a sale in foreclosure resulting from a default on the Note and Security Agreement.

4.11Confidentiality. The Sellers and the Shareholders expressly acknowledge and agree that the Sellers’ (and each Subsidiary’s) records, books, data and other confidential information concerning the Sellers’ (or any Subsidiary’s) products, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information involving any Seller (or any Subsidiary) are considered by Purchaser to be confidential and in the nature of trade secrets and are valuable, special and unique assets of Purchaser, access to and knowledge of which are essential to preserve the good will, customer relationships and going business value of the Business for the benefit of Purchaser and Purchaser’s Affiliates. In recognition of the highly competitive nature of the industry in which Purchaser’s business will be conducted, the Sellers and the Shareholders further agree that all knowledge and information described in the preceding sentence not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this or any other confidentiality agreement) and heretofore obtained by any Seller or the Shareholders shall be considered confidential information (collectively, the “Confidential Information”). In recognition of the foregoing, the Sellers and the Shareholders hereby agree that neither any Seller nor any Shareholder will, during the five (5) year period following the Closing Date, (a) disclose or cause or permit to be disclosed any of the Confidential Information to any Person for any reason or purpose whatsoever, except and to the extent such disclosure is required by law or appropriate court order and written notice thereof, if practicable, is provided to Purchaser not less than ten (10) days prior to such disclosure, (b) use of any of the Confidential Information, other than information that is in the public domain (unless such information is in the public domain as a result of a breach of this or any other confidentiality agreement), for any Seller’s or any Shareholder’s own purposes or for the benefit of any Person (except Purchaser or Purchaser’s Affiliates), or (c) use any of the Confidential Information to the detriment of Purchaser or Purchaser’s Affiliates; provided, that with respect to any Confidential Information that constitutes a trade secret pursuant to applicable Law, the foregoing obligations shall survive beyond such 5-year period for so long as such Confidential Information remains a trade secret. The foregoing shall be in addition to and not lieu of any protections available to Purchaser pursuant to any applicable Law regarding the protection of trade secrets. Notwithstanding the foregoing, Section 4.10 shall be of no force and effect in the event any Seller or Shareholder purchases the Intellectual Property Assets pursuant to a sale in foreclosure resulting from a default on the Note and Security Agreement.

4.12 Reformation. It is expressly understood and agreed that, although each Seller, each Shareholder and Purchaser consider the restrictions set forth in Sections 4.10 and 4.11 to be reasonable for the purpose of preserving for Purchaser the good will, customer relationships, proprietary rights and going business value of the Business, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction set forth in Sections 4.10 and 4.11 is an unreasonable or otherwise unenforceable restriction against any Seller or any Shareholder, the parties hereto do hereby authorize such court to revise and amend the provisions of Sections 4.10 and 4.11 so as to produce legally enforceable restrictions, and, if the court refuses to do so, the parties hereto agree that the provisions of Sections 4.10 and 4.11, as appropriate, shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

4.13 Equitable Relief. The Sellers and the Shareholders acknowledge and agree that Purchaser’s remedy at law for a breach or threatened breach of any of the provisions of Sections 4.10 and 4.11 would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach by any Seller or any Shareholder of the provisions of Sections 4.10 and 4.11, it is agreed that, in addition to its remedies at law, Purchaser shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary, preliminary, or permanent injunction, or any other equitable remedy which may then be available, including but not limited to an equitable accounting of all earnings, profits and other benefits arising from or in connection with such violation. The Sellers and the Shareholders agree not to oppose Purchaser’s request for any of the above relief on the grounds that Purchaser has not been irreparably injured or that Purchaser has an adequate remedy at law. Nothing set forth in this Section 4.13 shall be construed as prohibiting Purchaser from pursuing any other rights and remedies available to it for such breach or threatened breach pursuant to Article XI.

4.14 Release. Purchaser shall, as and when requested by the Sellers’ Agent, use commercially reasonable efforts to have the Sellers and Shareholders released from any corporate and personal guarantees of the Assumed Liabilities identified on Schedule 4.14; provided that the Sellers and Shareholders have used commercially reasonable efforts prior to Closing to have such corporate and personal guarantees released upon Purchaser’s assumption of such Assumed Liabilities. Purchaser hereby agrees to indemnify and defend the Sellers and Shareholders and hold the Sellers and Shareholders harmless for any amounts that the Sellers and Shareholders are required to pay in connection with the enforcement of any obligations under such corporate and personal guarantees of the Assumed Liabilities after the Closing Date, including any reasonable attorney’s fees and expenses incurred in connection therewith.

4.15 Good Faith Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected on or prior to Closing Date in accordance with the terms hereof and shall cooperate fully with each other and their respective Representatives in connection with any steps required to be taken as a part of their respective obligations under this Agreement.

4.16 Public Announcements. No party hereto will issue any press release or make any other public announcement relating to the Contemplated Transactions without the prior consent of the other parties hereto, except that Purchaser may issue a press release announcing the Contemplated Transaction following the execution of this Agreement and may make any other disclosure required to be made under applicable Law or any rule or regulation of the National Association of Securities Dealers Automated Quotation System or any stock exchange on which shares of Common Stock or other securities of Purchaser are listed, if Purchaser determines in good faith that it is necessary to do so and, if practicable, gives prior notice to the Sellers’ Agent.

4.17 Retirement of Options and Other Rights. Until the Closing, the Sellers shall refrain from issuing any options or other rights to acquire any Stock of any Seller. Prior to the Closing (or, in the case of options held by Martin Siebert, John Hard or Jeff Hughes, promptly following the Closing), the Sellers shall cause all outstanding options and rights to acquire any Stock of any Seller to be fully exercised or cancelled.

4.18 Execution of Lease Amendment. At the Closing, the Sellers and the Shareholders shall cause the lessor under the Real Property Lease relating to 1320 Tennis Drive,

Bedford, Texas, to execute and deliver to Purchaser an amendment to such Real Property Lease in the form attached as Exhibit C (the “Lease Amendment”).

4.19 Engagement of Local Counsel. Prior to the Closing, Purchaser shall have the right to engage local counsel in the Netherlands, Malaysia, Germany and/or the Cayman Islands to review the terms of this Agreement. If any such local counsel propose changes (a) necessary for this Agreement to comply with applicable Laws in such jurisdictions, or (b) to ensure that (i) the Assets of Sellers held in such jurisdictions will be effectively transferred to Purchaser at the Closing, free and clear of all Liens except Permitted Liens, or (ii) the Purchaser can acquire such Assets without having successor liability for any Liabilities of the Sellers that are Retained Liabilities hereunder, the parties shall, prior to the Closing, negotiate in good faith to incorporate such changes in an amendment to this Agreement on the basis that the economic benefits of this Agreement to the parties, respectively, shall be preserved to the fullest extent practicable.

4.20 Revenue Recognition Adjustments. Prior to Closing, the parties shall cooperate and use commercially reasonable efforts to enable Purchaser to timely review and audit the Sellers’ revenue recognition accounting for the period ending September 26, 2003 and the period beginning on September 27, 2003, and ending on the day prior to the Closing Date (the “Stub Period”). Not later than two (2) Business Days prior to Closing, Purchaser shall provide Seller with a detail of Purchaser’s proposed adjustments to the Sellers’ revenue recognition accounting for the period ending September 26, 2003. Purchaser shall include any proposed adjustments to Sellers’ revenue recognition accounting for the Stub Period on the Final Balance Sheet and the Final Statement of Net Assets. For either period, Purchaser’s proposed list shall be final and not subject to further revisions by Purchaser except for mathematical error. When reviewing the Sellers’ revenue recognition accounting, the following rules shall apply:

(a) Purchaser will not propose revenue recognition adjustments, except for mathematical errors, adjustments relating to liabilities and obligations to provide products or services in the future for less than fair market value consideration (and, in the case of the Stub Period, for differences, if any, between Sellers’ historical revenue recognition practices and Sellers’ revenue recognition practices during the Stub Period) according to the following rules:

(i) Contracts that provide free maintenance services or maintenance agreements priced at less than 50% of Sellers standard price for the service. For purposes of this determination, standard price shall mean 15% of the discounted software license fee. Any adjustment amount will be based on the difference between the actual price charged and 50% off the standard price, for the remaining term of the agreement in question.

(ii) Any Contract that provides for free professional and/or development services (including to deliver future functionality beyond that required in Seller’s form maintenance agreement) at no charge or at charges that are less than 50% of Seller’s standard price for the service. For purposes of this determination, standard price shall mean an hourly rate of $150. Any adjustment amount will be based on the estimated days for completion of the service multiplied by the standard rate. Notwithstanding the foregoing, any deferred revenue obligation included in a 2003 Recognition Adjustment, for which the performance required of Purchaser is rescinded, or otherwise relieved without performance of such services, will be reversed.

(iii) Any Contracts that commit Sellers to deliver future Products at no charge (other than Products bundled with the sale of other Products to be delivered at the same time), excluding (a) the specific obligations to provide the next generation software upgrade for Cosi’s as provided in the existing Contract with Cosi’s; and (b) the provision in the existing Rare Hospitality Contract requiring Sellers to grant, at no additional charge, future licenses for restaurant locations opened by Rare Hospitality through organic growth. If any Seller is committed to provide these Products at no cost, the lesser of (x) the full retail price, or (y) the historical contract price (if such historical price is determinable), will be used to calculate the adjustment amount.

(b) In connection with the preparation of the Final Balance Sheet, the foregoing revenue recognition rules shall apply.

(c) Any 2003 Recognition Adjustment that is subject to the indemnification provisions of Section 9.01 and is subsequently reversed pursuant to Section 4.20(a) shall be subject to the following additional rules. If no indemnity payment subject to the basket has been made by Sellers, the reversed adjustment shall no longer be included in the calculation of the basket. If an indemnity payment has been made with respect to matters included in the basket, the payments shall be recalculated excluding the reversed 2003 Recognition Adjustment and any amount that has been paid to Purchaser by any Seller, by adjustment to the First Note or the Second Note, which would not have been paid had the reversed 2003 Revenue Adjustment not been included in the basket, will be refunded to Sellers, either by adjustment to the First Note or the Second Note.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Assets and to assume and to pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

5.01 Representations and Warranties. Each of the representations and warranties made by the Sellers and the Shareholders in this Agreement shall be true and correct when made and, except to the extent such representations and warranties speak as of an earlier date, shall be true and correct in all material respects on and as of the Closing Date, as though made on that date.

5.02 Performance. The Sellers and the Shareholders shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Sellers and the Shareholders at or before the Closing.

5.03 Officers’ Certificates. Each Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by an authorized officer of such Seller, substantially in the form and to the effect of Exhibit D hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of such Seller, substantially in the form and to the effect of Exhibit E hereto.

5.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

5.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and the Sellers to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods (including without limitation the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, shall have occurred.

5.06 Third Party Consents. The consents, approvals, filings and notices listed in Schedule 5.06 attached hereto and any other consent, approval, filing or notice that Purchaser shall reasonably determine is necessary to transfer a Business Contract or Business License, unless waived by Purchaser, shall have been obtained and made in a form and in substance reasonably satisfactory to Purchaser and shall remain in full force and effect.

5.07 Opinion of Counsel. Purchaser shall have received the opinion of Baker & McKenzie, counsel to the Sellers, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser. Purchaser shall have received the opinion of the Sellers’ Cayman Island counsel, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser.

5.08 Deliveries. Each Seller shall have executed and delivered to Purchaser the following:

(a) the General Assignment; and

(b) the other Assignment Instruments.

5.09 Employment Agreements. Each of the following Shareholders: Manny Negreiro and Brian Cook (collectively, the “Management Shareholders”) shall have entered into an employment agreement with Purchaser in the form of Exhibit F-1 or Exhibit F-2 hereto, as applicable. Jim Heffel shall have entered into an employment agreement with Purchaser in the form of Exhibit F-3. (The employment agreements referred to in this Section 5.09 are collectively referred to herein as the “Employment Agreements”).

5.10 No Material Adverse Change. A Material Adverse Change shall not have occurred with respect to any Seller.

5.11 Proceedings. All proceedings to be taken on the part of any Seller in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

5.12 Lock-Up Agreement. Each Seller and its shareholders shall have executed a Lock-Up Agreement in the form of Exhibit G hereto (the “Lock-Up Agreement”).

5.13 Security Agreement. The Sellers’ Agent shall have executed and delivered to Purchaser the Security Agreement (as defined below).

5.14 Interim Statement of Net Assets. Purchaser shall have reviewed and be satisfied with the estimated amounts reflected on the Interim Balance Sheet and the Interim Statement of Net Assets.

5.15 Lease Amendment. The lessor under the Real Property Lease relating to 1320 Tennis Drive, Bedford, Texas, shall have executed and delivered to Purchaser the Lease Amendment.

5.16 Estoppel Certificates. The lessor under each Real Property Lease shall have executed and delivered to Purchaser an estoppel certificate relating to such Real Property Lease, in form and substance reasonably satisfactory to Purchaser.

5.17 Tax Clearance Certificate. The Sellers shall deliver to Purchaser a Certificate of No Tax Due issued by the Texas Comptroller of Public Accounts showing that all sales, excise and use taxes owed by any Seller to such revenue authority (as of a date no later than the last day of the calendar month most-recently ended prior to the Closing) have been paid.

5.18 Satisfactory Due Diligence. Purchaser shall be satisfied in all respects with the results of its due diligence investigation of the Business.

5.19 Side Letter Regarding Contingent Liabilities. The Purchaser and Sellers’ Agent shall have executed a side letter agreement in the form of Exhibit H hereto (the “Side Letter”).

5.20 2003 Recognition Adjustments. Purchaser shall not have proposed $1,000,000 or more in 2003 Recognition Adjustments.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF SELLERS

The obligations of the Sellers hereunder to sell the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Sellers’ Agent in its sole discretion):

6.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct when made and, except to the extent such representations and warranties speak as of an earlier date, shall be true and correct in all material respects on and as of the Closing Date, as though made on that date.

6.02 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

6.03 Officers’ Certificates. Purchaser shall have delivered to the Sellers’ Agent a certificate, dated the Closing Date and executed by an authorized officer of Purchaser substantially in the form and to the effect of Exhibit I hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit J hereto.

6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to the Sellers, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to any Seller or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

6.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Sellers and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods (including without limitation the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

6.06 Third Party Consents. The consents, approvals, filings and notices listed in Schedule 6.06 attached hereto, unless waived by Sellers’ Agent, shall have been obtained and made in a form and in substance reasonably satisfactory to Sellers’ Agent and shall remain in full force and effect.

6.07 Opinion of Counsel. The Sellers shall have received the opinion of Smith, Gambrell & Russell, LLP, counsel to Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Sellers.

6.08 Deliveries. Purchaser shall have delivered to the Sellers the following:

(a) the Cash Portion of the Purchase Price;

(b) the First Note duly executed;

(c) the Second Note duly executed;

(d) certificates representing the Restricted Shares duly executed;

(e) the Assumption Agreement; and

(f) the other Assumption Instruments.

6.09 No Material Adverse Change. A Material Adverse Change shall not have occurred with respect to Purchaser.

6.10 Proceedings. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Sellers’ Agent, and the Sellers’ Agent shall have received copies of all such documents and other evidences as the Sellers’ Agent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

6.11 Registration Rights Agreement. Purchaser shall have executed and delivered to the Seller receiving the Restricted Shares a Registration Rights Agreement, substantially in the form and to the effect of Exhibit K hereto.

6.12 Security Agreement. Purchaser shall have executed and delivered to the Sellers’ Agent a Security Agreement, substantially in the form and to the effect of Exhibit L attached hereto, granting Seller’s Agent a security interest in certain collateral as more specifically set forth therein to secure Purchaser’s obligations pursuant to the First Note and the

Second Note, and a UCC financing statement and such other documents and instruments as Sellers’ Agent may reasonably require to perfect their security interests.

6.13 Lock-Up Agreement. Purchaser shall have executed and delivered the Lock-Up Agreement.

6.14 Side Letter Regarding Contingent Liabilities. The Purchaser and Sellers’ Agent shall have executed the Side Letter.

6.15 2003 Recognition Adjustments. Purchaser shall not have proposed $1,000,000 or more in 2003 Recognition Adjustments.

ARTICLE VII

TRANSFERS OF COMMON STOCK

7.01 Restrictions on Transfers.

(a) The Seller receiving the Restricted Shares agrees and acknowledges that it will not, directly or indirectly, offer, sell, assign, pledge, encumber or otherwise transfer the Restricted Shares or solicit any offers to purchase or otherwise acquire or make a pledge of any Restricted Shares unless such offer, sale, assignment, pledge encumbrance or other transfer complies with the provisions of this Agreement, and (i) such offer, sale, assignment, pledge, transfer or other transfer is pursuant to an effective registration statement under the Securities Act and has been registered under all applicable state securities or “blue sky” laws or (ii) unless waived by Purchaser in writing, such Seller shall have furnished Purchaser with an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to Purchaser, to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and all applicable state securities or “blue sky” laws.

(b) No Seller or Shareholder shall publicly re-sell (whether pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 thereunder) any of the Restricted Shares except in accordance with the Lock-Up Agreement.

(c) No Seller or Shareholder shall sell, assign, pledge, encumber or otherwise transfer (whether by assignment of any rights under this Agreement, by a distribution in-kind in respect of the Stock of any Seller, or otherwise) any of the Restricted Shares that have not been registered under to the Securities Act to any Person unless such Person shall have executed and delivered to Purchaser an investment letter, in form and substance acceptable to Purchaser, establishing such facts as Purchaser deems necessary to preserve the exemptions from registration under the Securities Act and applicable state securities or “blue sky” laws pursuant to which the Restricted Shares were issued without registration pursuant hereto, including without limitation, (A) such Person’s status as an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act), and (B) the fact that such Person is acquiring such Restricted Shares for his, her or its own account, for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and that such Person has no present intention or plan to effect any distribution of such Restricted Shares. The execution and delivery by such Person of such investment letter shall be a condition precedent to the validity of any such transfer.

7.02 Legend on Certificates. Each outstanding certificate representing Restricted Shares shall bear an endorsement reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NEITHER BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION UNDER SAID SECURITIES ACT AND REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH THEY WILL BE SOLD OR TRANSFERRED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS.

“TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED PURSUANT TO THE TERMS OF AN ASSET PURCHASE AGREEMENT DATED DECEMBER     , 2003 AND A LOCK-UP AGREEMENT DATED JANUARY     , 2004, AND ANY TRANSFER OF ANY SUCH SECURITIES IN VIOLATION OF SUCH AGREEMENTS IS VOID.”

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS

8.01 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, each Seller and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement. The representations, warranties, covenants and agreements of the Sellers, the Shareholders and Purchaser contained in this Agreement will survive the Closing (a) in the case of the representations and warranties contained in Sections 2.09, 2.12(a), 2.13(b), 2.15(d), (e) and (g) and 2.25(a), until the expiration of the statute of limitations applicable to the subject matter thereof, (b) in the case of all other representations and warranties set forth in Article II or III, until the date which is twelve (12) months following the Closing Date, (c) in the case of the covenants and agreements contained in Sections 1.05(c), 4.10 and 4.11 and any other covenants and agreements which by their terms expressly survive for a specified period of time, in accordance with their respective terms, and (d) in the case of all other covenants and agreements set forth herein, until the expiration of the statute of limitations applicable thereto, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clauses (a) – (d) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX.

ARTICLE IX

INDEMNIFICATION

9.01 Indemnification.

(a) Subject to this Article IX, the Sellers and the Shareholders shall jointly and severally indemnify the Purchaser Indemnified Parties in respect of, hold each of them harmless from and against, and otherwise compensate and reimburse each of them for, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of any representation or warranty of any Seller or any Shareholder contained in this Agreement (determined in all cases as if the terms “material” or “materially,” or any qualification regarding the existence or likelihood of a Material Adverse Effect, were not included therein), (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of any Seller or any Shareholder contained in this Agreement, (iii) a Retained Liability, or (iv) the 2003 Recognition Adjustments described in Section 1.03(b)(i)(C)(II) above (with the Loss being an amount equal to the aggregate amount of such Recognition Adjustments as agreed between the parties or as finally determined pursuant to Section 1.03(b)(iv)).

(b) Subject to this Article IX, Purchaser shall indemnify the Seller Indemnified Parties in respect of, hold each of them harmless from and against, and otherwise compensate and reimburse each of them for, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of any representation or warranty of Purchaser contained in this Agreement (determined in all cases as if the terms “material” or “materially,” or any qualification regarding the existence or likelihood of a Material Adverse Effect, were not included therein), (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement, or (iii) an Assumed Liability.

9.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 9.01 will be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity or reimbursement under Section 9.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Seller, Purchaser or any Affiliate of any Seller or Purchaser (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.02(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full by reason of Section 9.03). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 9.02(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.02(a)(i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 9.01 with respect to such Third Party Claim.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.02(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 9.02(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 9.02(a)(ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.02(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(b) In the event any Indemnified Party should have a claim under Section 9.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(c) If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in any Indemnity Notice or Claim Notice, or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in any Indemnity Notice or Claim Notice the Loss specified in the notice will be conclusively deemed to have been incurred by the Indemnified Party. If the Indemnifying Party timely disputes the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(d) Notwithstanding any other provision of this Agreement, if an indemnity claim is payable by any of the Sellers or the Shareholders hereunder, the original principal amount of the Second Note shall be reduced by the amount of such indemnity claim; provided that, if the amount of any such claim exceeds the original principal amount of the Second Note (as previously reduced pursuant to this subsection (d) or other set-off rights of Purchaser), the excess amount shall be applied to reduce the original principal amount of the First Note (as determined and adjusted pursuant to Section 1.03(b)) (as previously reduced pursuant to this subsection (d) or other set-off rights of Purchaser). Such adjustments to the Second Note and, if applicable, the First Note shall be made within three (3) Business Days following the determination under this Section 9.02 that an indemnity claim is payable by any of the Sellers or Shareholders, but in each case effective as of the Closing Date. Within such three-Business Day period, the Sellers shall cause the Second Note and, if applicable, the First Note to be submitted to Purchaser for cancellation. Upon Purchaser’s receipt of the Second Note and, if applicable, the First Note properly endorsed for cancellation, Purchaser shall issue a replacement promissory note (for any note having a remaining principal balance) in substantially the same form as the original note being replaced, but modified to reflect any changes in the principal amount or the payment terms of such note resulting from such adjustment, and thereafter all references herein to the “First Note” or the “Second Note,” as the case may, be shall be deemed to refer to the applicable replacement note. Any amount previously paid by Purchaser in respect of the First Note or the Second Note, as the case may be, in excess of the principal and interest that would have been paid on such note as of the date of such adjustment pursuant the amortization of such Note following such adjustment (“Excess Payments”) shall be applied as a prepayment of principal (first against the Second Note until the principal balance thereof is zero, then against the First Note). Any indemnity claims and/or Excess Payments in excess of the aggregate principal amount of the First Note and the Second Note, shall be payable to Purchaser in cash as a joint and several obligation of the Sellers and the Shareholders (subject to the limits set forth in Section 9.03(c)). Within such three-Business Day period, the Sellers shall cause the First Note to be submitted to Purchaser for cancellation. Upon Purchaser’s receipt of the First Note properly endorsed for cancellation, Purchaser shall issue a replacement promissory note in substantially the same form as the original First Note, but modified to reflect any changes in the principal amount or the payment terms of the First Note resulting from such adjustment, and thereafter all references herein to the “First Note” shall be deemed to refer to such replacement note.

1.02 Liability Limits. Notwithstanding anything to the contrary set forth herein:

(a) Neither any Seller nor any Shareholder shall be liable to Purchaser for Losses arising hereunder until the aggregate of such Losses incurred by Purchaser exceed $500,000 (the “Seller Basket Amount”); and then the Sellers and the Shareholders shall be liable for all such Losses (in excess of $250,000); provided, however, that neither Losses arising under or pursuant to Section 9.01(a)(iii) nor Losses relating to any breach of Sections 2.13(b) or 2.15(d) and (e) or 2.25(a) or any breach of covenant shall be subject to the Seller Basket Amount, and the amount of any such Losses shall not be included with other Losses in determining whether the Seller Basket Amount has been reached.

(b) Purchaser shall not be liable to any Seller or Shareholder for any Losses arising hereunder until the aggregate of such Losses incurred by such parties exceed $500,000 (the “Purchaser Basket Amount”) and then Purchaser shall be liable for all such Seller Losses (in excess of $250,000); provided, however, that Losses arising under or pursuant to Section 1.03 or Section 9.01(b)(iii) of this Agreement or any breach of covenant shall not be subject to the Purchaser Basket Amount, and that the amount of any such Losses shall not be included with other Losses in determining whether the Purchaser Basket Amount has been reached.

(c) Except for Losses based on fraud (with respect to which there will be no limitation), the aggregate indemnification obligation of the Sellers and the Shareholders hereunder shall not exceed, in the aggregate, an amount equal to the Cash Portion of the Purchase Price (the “Seller Cap Amount”); provided, however, that neither Losses arising under or pursuant to Section 9.01(a)(iii) nor Losses relating to any breach of Sections 2.13(b),2.15(d)

and (e) or 2.25(a) or any breach of covenant shall be subject to the Seller Cap Amount and there shall be no limitation on the indemnification obligations of the Sellers and the Shareholders with respect to such Losses. Except for Losses based on fraud (with respect to which there will be no limitation), the indemnification obligation of each Shareholder hereunder shall not exceed the amount set forth opposite such Shareholder’s name below; provided, however, that neither Losses arising under or pursuant to Section 9.01(a)(iii) nor Losses relating to any breach of Sections 2.13(b),2.15(d) and (e) or 2.25(a) or any breach of covenant shall be subject to such limits and there shall be no limitation on the indemnification obligation of any Shareholder with respect to such Losses:

Manny Negreiro	$5,335,000
Brian Cook	$5,335,000
Jim Heffel	$330,000

(d) Except for Losses based on fraud (with respect to which there will be no limitation), Purchaser’s indemnification obligations hereunder shall not exceed, in the aggregate, an amount equal to the Cash Portion of the Purchase Price (the “Purchaser Cap Amount”); provided, however, that Losses arising under or pursuant to Section 9.01(b)(iii) of this Agreement or any breach of covenant shall not be subject to the Purchaser Cap Amount and there shall be no limitation on the indemnification obligations of the Purchaser with respect to such Losses.

(e) Notwithstanding any provision hereof to the contrary, it is expressly acknowledged and agreed that the Loss incurred by the Sellers and the Shareholders as a result of any breach of the Purchaser’s representations and warranties set forth in Sections 3.07 through 3.11 above shall be calculated based solely on the diminution in value of the Restricted Shares resulting from such breach, and the amount of such Loss shall be limited to the difference, if a positive amount, between the value of such Restricted Shares at $6.50 per share and the actual value of the Restricted Shares on the date of determination of such Loss.

ARTICLE II

DEFINITIONS

2.01 Definitions.

(a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Accounts Receivable” has the meaning ascribed to it in Section 1.01(a)(iv).

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified.

For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered pursuant to Articles V and VI, as the same shall be amended from time to time.

“Assets” has the meaning ascribed to it in Section 1.01(a).

“Acquisition” means the purchase and sale of the Assets pursuant to this Agreement.

“Assignment Instruments” has the meaning ascribed to it in Section 1.04.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Assumed Liabilities” has the meaning ascribed to it in Section 1.02(a).

“Assumption Agreement” has the meaning ascribed to it in Section 1.04.

“Assumption Instruments” has the meaning ascribed to it in Section 1.04.

“Benefit Plan” means any Plan established by any Seller or any Subsidiary, or any predecessor or Affiliate of any Seller or any Subsidiary, existing at the Closing Date or prior thereto, to which any Seller or any Subsidiary contributes or has contributed on behalf of any Employee, former Employee or director, or under which any Employee, former Employee or director of any Seller or any Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business” has the meaning ascribed to it in the forepart of this Agreement.

“Business Books and Records” has the meaning ascribed to it in Section 1.01(a)(xi).

“Business Contracts” has the meaning ascribed to it in Section 1.01(a)(vi).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the States of Texas and Georgia are authorized or obligated to close.

“Business Licenses” has the meaning ascribed to it in Section 1.01(a)(ix).

“Claim Notice” means written notification pursuant to Section 9.02(a) of a Third Party Claim as to which indemnity under Section 9.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 9.01, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

“Closing” means the closing of the transactions contemplated by Section 1.04.

“Closing Date” means the effective date of the Closing, which shall be deemed to be 12:01 a.m. on January 1, 2004 regardless of the day the Closing occurs.

“COBRA” means the health continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and Sections 601 through 608 of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means the Common Stock, no par value per share of Purchaser.

“Competing Business” means any proprietorship, general or limited partnership, limited liability company, joint venture, business trust, corporation, association or other entity or person (exclusive of Purchaser or its subsidiaries) engaged at the time of such determination in the business of developing, marketing, licensing and selling software services and hardware in the hospitality and property management marketplaces, but, with respect Manny Negreiro, shall not include Visual Point (to the extent engaged in the provision of advertising services of a nature similar to those it provides as of the date hereof).

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including without limitation, the Acquisition.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Defined Benefit Plan” means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

“Disclosure Schedule” means the record delivered to Purchaser by the Sellers herewith and dated as of the date hereof, containing and identifying by specific section references all lists, descriptions, exceptions and other information and materials as are required to be included therein by the Sellers pursuant to this Agreement.

“Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Employee” means each employee, officer, director or consultant of any Seller or any Subsidiary engaged primarily in the conduct of the Business.

“Employment Agreements” has the meaning ascribed to it in Section 5.09.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning ascribed to it in Section 1.01(b).

“Financial Statements” has the meaning ascribed to it in Section 2.06.

“GAAP” means generally accepted accounting principles of the United States.

“General Assignment” has the meaning ascribed to it in Section 1.04.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article IX.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article IX.

“Indemnity Notice” means written notification pursuant to Section 9.02(b) of a claim for indemnity under Article IX by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights (whether registered or not), including any goodwill therein, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights (whether registered or not), trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Intellectual Property Assets” has the meaning ascribed to it in Section 1.01(a)(viii).

“Inventory” has the meaning ascribed to it in Section 1.01(a)(ii).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means in the case of an individual that he will be deemed to have Knowledge of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual in his position would reasonably be expected to be aware of such fact or other matter in the course of performing his duties in a customary manner under the circumstances surrounding such fact or other matter.

“Knowledge of Purchaser” or similar terms mean the Knowledge of any executive officer of Purchaser.

“Knowledge of the Sellers” or “Known to the Sellers” or similar terms mean the Knowledge of any officer or director of Seller or of any Management Employee.

“Latest Balance Sheet” has the meaning ascribed to it in Section 2.06.

“Latest Balance Sheet Date” has the meaning ascribed to it in Section 2.06.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, commitments, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, whether due or to become due and whether or not Known by such Person).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“Management Employees” means Jim Heffel, Martin Siebert, John Hard and Jeff Hughes.

“Management Shareholders” has the meaning ascribed to it in Section 5.09.

“Material Adverse Change” means with respect to any Person, any material adverse change in the financial condition, business, properties or operations of such Person and its subsidiaries, taken as a whole.

“Material Adverse Effect” means with respect to any Person, any change or effect that is or is reasonably likely to be materially adverse to the financial condition, business, prospects or results of operation of such Person and its subsidiaries, taken as a whole. Unless the context otherwise requires the term “Material Adverse Effect” shall mean a Material Adverse Effect with respect to the Sellers taken as a whole.

“Operative Agreements” means, collectively, the General Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments and any support or other agreements to be entered into in connection with the Acquisition.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Other Assets” has the meaning ascribed to it in Section 1.01(a)(xv).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Benefit Plan” means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

“Permitted Lien” means (i) any Lien for Taxes which either is: (A) not yet due or delinquent, or (B) being contested in good faith by appropriate proceedings, in either case, for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business.

“Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Prepaid Expenses” has the meaning ascribed to it in Section 1.01(a)(vii).

“Purchase Price” has the meaning ascribed to it in Section 1.03(a).

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Purchaser Indemnified Parties” means Purchaser and its officers, directors, employees, agents and Affiliates.

“Purchaser Purchase Plan” means Purchaser’s 1998 Employee Stock Purchase Plan.

“Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401 of the Code.

“Representatives” means, with respect to any party, such party’s officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

“Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

“Retained Liabilities” has the meaning ascribed to it in Section 1.02(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning ascribed to it in the forepart of this Agreement.

“Seller Indemnified Parties” means the Sellers and their respective officers, directors, employees, agents and Affiliates and the Shareholders.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equity interests or equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including without limitation common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“Subsidiary” has the meaning ascribed to it in Section 2.02.

“Tangible Personal Property” has the meaning ascribed to it in Section 1.01(a)(iii).

“Tax Returns” has the meaning ascribed to it in Section 2.09(a).

“Taxes” has the meaning ascribed to it in Section 2.09(a).

“Third Party Claim” has the meaning ascribed to it in Section 9.02(a).

(a) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Sellers in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE XI

TERMINATION

11.01 Termination. This Agreement may be terminated:

(a) by mutual written consent of Purchaser and the Sellers’ Agent;

(b) by Purchaser, if the conditions set forth in Article V shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Sellers on or before January 31, 2004, provided that Purchaser is not in material default under this Agreement; or

(c) by Sellers’ Agent, if the conditions set forth in Article VI shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before January 31, 2004, provided that no Seller is in material default under this Agreement; or

(d) by either party in the event that Closing has not occurred on or before January 31, 2004 (provided that this right shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of or resulted in the failure of the Acquisition to occur on or before such date).

(e) If the Sellers fail to timely deliver the Disclosure Schedule and certain other Schedules in accordance with Section 4.08(a) or if Purchaser determines that the Disclosure Schedule or such other Schedules delivered by the Sellers pursuant to Section 4.08(a) is unacceptable.

11.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except the provisions of Section 12.04 shall survive. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach hereof.

ARTICLE II

MISCELLANEOUS

12.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when (i) personally delivered, or (ii) three (3) business days after mailing, postage prepaid, by certified mail, or (iii) delivered (and receipted for) by an overnight delivery service, or (iv) first sent by telex, facsimile or other means of instantaneous communication provided such communication is promptly confirmed by personal delivery, mail or an overnight delivery service as provided above, addressed in each case as follows:

If to Purchaser, to:

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

Facsimile No.: (770) 772-3052

Attn: John Heyman, CEO

with a copy to:

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E.

Suite 3100

Atlanta, Georgia 30309-3592

Facsimile No.: (404) 815-6934

Attn: John C. Ethridge, Jr., Esq.

If to any Seller, to:

Ibertech, Inc. (as Sellers’ Agent)

1320 Tennis Drive

Bedford, Texas 76022

Facsimile No.: (817) 252-9490

Attn: Manny Negreiro

with a copy to:

Baker & McKenzie

2001 Ross Avenue

Suite 2300

Dallas, Texas 75201

Facsimile No.: (214) 978-3099

Attn: Daniel W. Rabun

If to the Shareholders:

Manny Negreiro

c/o Ibertech, Inc.

1320 Tennis Drive

Bedford, Texas 76022

Facsimile No.: (817) 252-9490

Brian Cook

c/o Ibertech, Inc.

1320 Tennis Drive

Bedford, Texas 76022

Facsimile No.: (817) 252-9490

Jim Heffel

c/o Ibertech, Inc.

1320 Tennis Drive

Bedford, Texas 76022

Facsimile No.: (817) 252-9490

in each case, with a copy to:

Baker & McKenzie

2001 Ross Avenue

Suite 2300

Dallas, Texas 75201

Facsimile No.: (214) 978-3099

Attn: Daniel W. Rabun

Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

12.02 Bulk Sales Act. The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction. The Sellers and the Shareholders shall jointly and severally indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of any Seller to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement.

12.03 Entire Agreement. Except for the Confidentiality Agreement dated October 24, 2003 (which shall remain in effect), this Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof between the parties, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

12.04 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

12.05 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

12.06 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

12.07 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article IX.

12.08 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article IX) to (i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of the Business or a substantial part of the Assets or (iii) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, but no such assignment referred to in clause (i) or (ii) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

12.09 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

12.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

12.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

RADIANT SYSTEMS, INC.

By:	/s/ Mark Haidet

Mark Haidet
Chief Financial Officer

IBERTECH, INC.

By:	/s/ Manny Negreiro

	Name:	Manny Negreiro

	Title:	President

IBERTECH CAPITAL, INC.

By:	/s/ Manny Negreiro

	Name:	Manny Negreiro

	Title:	President

IBERTECH INTERNATIONAL

By:	/s/ Manny Negreiro

	Name:	Manny Negreiro

	Title:	President

ALOHA SYSTEMS EUROPE, GMBH

By:	/s/ Manny Negreiro

	Name:	Manny Negreiro

	Title:	Managing Director

ALOHA POS SERVICES SDN. BHD.

By:	/s/ Manny Negreiro

	Name:	Manny Negreiro

	Title:	Director

ALOHA TECHNOLOGIES, LTD.

By:	/s/ Manny Negreiro

	Name:	Manny Negreiro

	Title:	President

SHAREHOLDERS:

By:	/s/ Manny Negreiro

Manny Negreiro

By:	/s/ Brian Cook

Brian Cook

By:	/s/ Jim Heffel

Jim Heffel